Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
TROPICANA ENTERTAINMENT, LLC, et al.,(1))		Case No. 08-10856 (KJC)
)
Debtors.	)	Jointly Administered
)

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF TROPICANA
ENTERTAINMENT, LLC AND CERTAIN OF ITS DEBTOR
AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Marc Kieselstein, P.C. (pro hac vice)	Mark D. Collins (Bar No. 2981)
David R. Seligman, P.C. (pro hac vice)	Daniel J. DeFranceschi (Bar No. 2732)
Marc J. Carmel (pro hac vice)	Paul N. Heath (Bar No. 3704)
Erik W. Chalut (pro hac vice)	RICHARDS, LAYTON & FINGER, P.A.
KIRKLAND & ELLIS LLP	One Rodney Square
300 North LaSalle Street	920 North King Street
Chicago, Illinois 60654	Wilmington, Delaware 19801
Telephone: (312) 862-2000	Telephone: (302) 651-7700

Co-Counsel for the Debtors and Debtors in Possession

Dated: November 3, 2009

(1)          The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, are:  Adamar Garage Corporation (1225); Adamar of Nevada Corporation (4178); Argosy of Louisiana, Inc. (5121); Atlantic-Deauville Inc. (2629); Aztar Corporation (6534); Aztar Development Corporation (0834); Aztar Indiana Gaming Company, LLC (5060); Aztar Indiana Gaming Corporation (1802); Aztar Missouri Gaming Corporation (8819); Aztar Riverboat Holding Company, LLC (5055); Catfish Queen Partnership in Commendam (4791); Centroplex Centre Convention Hotel, L.L.C. (2613); Columbia Properties Laughlin, LLC (9651); Columbia Properties Tahoe, LLC (1611); Columbia Properties Vicksburg, LLC (0199); CP Baton Rouge Casino, L.L.C. (9608); CP Laughlin Realty, LLC (9621); Hotel Ramada of Nevada Corporation (8259); Jazz Enterprises, Inc. (4771); JMBS Casino LLC (6282); Ramada New Jersey Holdings Corporation (4055); Ramada New Jersey, Inc. (5687); St. Louis Riverboat Entertainment, Inc. (3514); Tahoe Horizon, LLC (9418); Tropicana Development Company, LLC (0943); Tropicana Enterprises (7924); Tropicana Entertainment Holdings, LLC (9131); Tropicana Entertainment Intermediate Holdings, LLC (9214); Tropicana Entertainment, LLC (9263); Tropicana Express, Inc. (0806); Tropicana Finance Corp. (4040); Tropicana Las Vegas Holdings, LLC (9332); Tropicana Las Vegas Resort and Casino, LLC (9355); and Tropicana Real Estate Company, LLC (1107).  The location of the Debtors’ corporate headquarters and the service address for all Debtors is:  3930 Howard Hughes Parkway, 4th Floor, Las Vegas, Nevada 89169.

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND DEFINED TERMS		2
A.	Defined Terms	2
B.	Rules of Interpretation and Computation of Time	20

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS		22
A.	DIP Facility Claims	22
B.	Administrative Claims	22
C.	Priority Tax Claims	22

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		23
A.	Summary	23
B.	Classification and Treatment of Claims and Interests	23
C.	Acceptance or Rejection of the Plan	27

ARTICLE IV. PROVISIONS FOR IMPLEMENTATION OF THE PLAN		28
A.	Substantive Consolidation	28
B.	Sources of Consideration for Plan Distributions	29
C.	Issuance and Distribution of the Reorganized OpCo Securities	31
D.	OpCo Credit Facility Deficiency Claims	31
E.	Corporate Existence	31
F.	Vesting of Assets in the Reorganized OpCo Debtors	32
G.	Intercompany Interests	32
H.	Cancellation of Notes and Interests	32
I.	Restructuring Transactions	33
J.	Post-Confirmation Property Sales	34
K.	Corporate Action	34
L.	Certificate of Incorporation and Bylaws	34
M.	Effectuating Documents and Further Transactions	34
N.	Exemption from Certain Transfer Taxes and Recording Fees	34
O.	Directors and Officers of Reorganized OpCo Corporation	35
P.	Directors and Officers of Reorganized OpCo Debtors Other than Reorganized OpCo Corporation	35
Q.	Director and Officer Liability Insurance	35
R.	OpCo Management and Director Equity Incentive Program	35
S.	Creation of Professional Fee Escrow Account	36
T.	Employee and Retiree Benefits	36
U.	Preservation of Rights of Action	36
V.	Tropicana AC Sale	37

i

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		37
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	37
B.	Indemnification Obligations	38
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	38
D.	Preexisting Obligations to the OpCo Debtors Under Executory Contracts and Unexpired Leases	39
E.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	39
F.	Director and Officer Liability Insurance Policies	39
G.	Intercompany Contracts, Contracts, and Leases Entered into After the Petition Date and Executory Contracts and Unexpired Leases Assumed	40
H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	40
I.	The Evansville Lease Amendment	40
J.	Reservation of Rights	40
K.	Non-Occurrence of the Effective Date	40

ARTICLE VI. PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		41
A.	Allowance of Claims	41
B.	Claims and Interests Administration Responsibilities	41
C.	Estimation of Claims	41
D.	Adjustments to Claims Without Objection	41
E.	Disallowance of Claims or Interests	42
F.	Offer of Judgment	42
G.	Amendments to Claims	42

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		43
A.	Distributions on Account of Claims Allowed as of the Effective Date	43
B.	Distributions on Account of Claims Allowed After the Effective Date	43
C.	Delivery of Distributions	45
D.	Claims Paid or Payable by Third Parties	51
E.	Compliance with Gaming Laws and Regulations	51

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		52
A.	Discharge of Claims and Termination of Interests	52
B.	Subordinated Claims	53
C.	Compromise and Settlement	53
D.	Releases	53
E.	Exculpation	55
F.	Injunction	55
G.	Protections Against Discriminatory Treatment	55
H.	Setoffs	56
I.	Recoupment	56
J.	Release of Liens	56
K.	Document Retention	57

ii

L.	Reimbursement or Contribution	57

ARTICLE IX. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS		57
A.	Professional Claims	57
B.	Other Administrative Claims	58

ARTICLE X. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		58
A.	Conditions Precedent to Confirmation	58
B.	Conditions Precedent to Consummation	59
C.	Waiver of Conditions Precedent	60
D.	Effect of Non-Occurrence of Conditions to Consummation	60
E.	Satisfaction of Conditions Precedent to Confirmation	60

ARTICLE XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		60
A.	Modification and Amendments	60
B.	Effect of Confirmation on Modifications	61
C.	Revocation or Withdrawal of Plan	61

ARTICLE XII. RETENTION OF JURISDICTION		61

ARTICLE XIII. MISCELLANEOUS PROVISIONS		63
A.	Immediate Binding Effect	63
B.	Additional Documents	64
C.	Payment of Statutory Fees	64
D.	Dissolution of Creditors Committee	64
E.	Reservation of Rights	64
F.	Successors and Assigns	64
G.	Service of Documents	64
H.	Term of Injunctions or Stays	65
I.	Entire Agreement	65
J.	Governing Law	65
K.	Plan Supplement	66
L.	Nonseverability of Plan Provisions	66
M.	Closing of Chapter 11 Cases	66
N.	Waiver or Estoppel	66
O.	Conflicts and Interpretation of Plan	67
P.	Filing of Additional Documents	67
Q.	Intellectual Property	67
R.	Resolution of Louisiana Department of Revenue Objection	67

iii

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF TROPICANA
ENTERTAINMENT, LLC AND CERTAIN OF ITS DEBTOR
AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

INTRODUCTION

The OpCo Debtors(2) propose the following joint Plan for the resolution of outstanding Creditor Claims against, and Interests in, the OpCo Debtors pursuant to the Bankruptcy Code.  Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Article I.A of the Plan.  Reference is made to the Disclosure Statement, Filed contemporaneously with the Plan, for a discussion of the OpCo Debtors’ history, businesses, assets, results of operations, and projections of future operations, as well as a summary and description of the Plan and certain related matters.  The OpCo Debtors are the joint proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  THE PLAN PROVIDES FOR SUBSTANTIVE CONSOLIDATION OF THE OPCO ESTATES FOR ALL PURPOSES ASSOCIATED WITH CONFIRMATION AND CONSUMMATION.  IN THE EVENT THE BANKRUPTCY COURT DOES NOT AUTHORIZE SUBSTANTIVE CONSOLIDATION OF ALL OF THE OPCO ESTATES, THE PLAN MAY CONSTITUTE SEPARATE PLANS OF REORGANIZATION FOR EACH OPCO DEBTOR WHOSE ESTATE IS NOT CONSOLIDATED, AND, SUBJECT TO THE PROVISIONS OF THE PLAN, THE VOTES TO ACCEPT OR REJECT THE PLAN BY HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, SHALL BE TABULATED AS VOTES TO ACCEPT OR REJECT SUCH SEPARATE PLANS OF REORGANIZATION.

(2)         The OpCo Debtors are: Adamar Garage Corporation; Argosy of Louisiana, Inc.; Atlantic-Deauville Inc.; Aztar Corporation; Aztar Development Corporation; Aztar Indiana Gaming Company, LLC; Aztar Indiana Gaming Corporation; Aztar Missouri Gaming Corporation; Aztar Riverboat Holding Company, LLC; Catfish Queen Partnership in Commendam; Centroplex Centre Convention Hotel, L.L.C.; Columbia Properties Laughlin, LLC; Columbia Properties Tahoe, LLC; Columbia Properties Vicksburg, LLC; CP Baton Rouge Casino, L.L.C.; CP Laughlin Realty, LLC; Jazz Enterprises, Inc.; JMBS Casino LLC; Ramada New Jersey Holdings Corporation; Ramada New Jersey, Inc.; St. Louis Riverboat Entertainment, Inc.; Tahoe Horizon, LLC; Tropicana Entertainment Holdings, LLC; Tropicana Entertainment Intermediate Holdings, LLC; Tropicana Entertainment, LLC; Tropicana Express, Inc.; and Tropicana Finance Corp.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME,
GOVERNING LAW, AND DEFINED TERMS

A.                                    Defined Terms

As used in the Plan, the capitalized terms below have the following meanings, unless the context otherwise requires.

1.                                      “AC Contract” means any contract, agreement, arrangement, or understanding, whether or not in writing.

2.                                      “Accredited Investor” has the meaning set forth in section 2(a)(15) of the Securities Act.

3.                                      “Accrued Professional Compensation” means at any given moment, all accrued fees and expenses (including success fees) for services rendered by all Professionals through and including the Effective Date, to the extent such fees and expenses have not been paid and regardless of whether a fee application has been Filed for such fees and expenses.  To the extent there is a Final Order denying some or all of a Professional’s fees or expenses, such denied amounts shall no longer be considered Accrued Professional Compensation.

4.                                      “Adamar” means Adamar of New Jersey, Inc.

5.                                      “Adamar Assets” means the assets, properties, rights, claims, AC Contracts, and businesses of every kind, character, and description, whether tangible or intangible (including goodwill), whether real, personal, or mixed, whether accrued, contingent, or otherwise, and wherever located, held by Adamar or Manchester, and either (a) primarily used or held for use in the Tropicana AC Business or (b) otherwise necessary for or beneficial to the conduct of the Tropicana AC Business as of the date of the Tropicana AC APA.

6.                                      “Administrative Claim” means a Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the OpCo Estates and operating the businesses of the OpCo Debtors (such as wages, salaries, or commissions for services, and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting, and other services and reimbursement of expenses awarded or Allowed pursuant to sections 328, 330(a), or 331 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and ending on the Effective Date; (c) all fees and charges assessed against the OpCo Estates pursuant to chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911 through 1930; and (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to section 503(b)(3), (4), and (5) of the Bankruptcy Code.

7.                                      “Administrative Claim Bar Date” means the deadline for filing requests for payment of Administrative Claims, which shall be thirty days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, except with respect to Professional Claims, which shall be forty-five days after the Effective Date.

8.                                      “Affiliate” has the meaning set forth at section 101(2) of the Bankruptcy Code; provided, however, this definition shall not include the Yung Entities.

9.                                      “Allowed” means with respect to Claims:  (a) any Claim, proof of which is timely Filed by the applicable Bar Date (or that by the Bankruptcy Code or Final Order is not or shall not be required to be Filed); (b) any Claim that is listed in the Schedules as of the Effective Date as not disputed, not contingent, and not unliquidated, and for which no Proof of Claim has been timely Filed; or (c) any Claim Allowed pursuant to the Plan; provided, however, that with respect to any Claim described in clauses (a) or (b) above, such Claim shall be considered Allowed only if and to the extent that (x) with respect to any Unsecured Convenience Class Claim, no objection to Allowance thereof has been interposed on or prior to the Effective Date, (y) with respect to any Claim that is not an Unsecured Convenience Class Claim, no objection to the Allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court or the Plan otherwise provides, or (z) such an objection is so interposed and the Claim shall have been Allowed for distribution purposes only by a Final Order.  Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date.  For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the OpCo Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law.  Any Claim that has been or is hereafter listed in the Schedules as disputed, contingent, or unliquidated, and for which no Proof of Claim has been timely Filed, is not considered Allowed and shall be expunged without further action by the Reorganized OpCo Debtors and without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

10.                               “Atlantic Assets” means the assets, properties, rights, claims, AC Contracts, and businesses of every kind, character, and description, whether tangible or intangible (including goodwill), whether real, personal, or mixed, whether accrued, contingent, or otherwise, and wherever located, held by Atlantic-Deauville Inc. or Adamar Garage Corporation, and either (a) primarily used or held for use in the Tropicana AC Business or (b) otherwise necessary for or beneficial to the conduct of the Tropicana AC Business as of the date of the Tropicana AC APA.

11.                               “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

12.                               “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having competent jurisdiction over the Chapter 11 Cases.

13.                               “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended from time to time.

14.                               “Bar Date” means the date by which Proofs of Claim must be Filed with respect to such Claim, as ordered by the Bankruptcy Court.

15.                               “Business Day” means any day, other than a Saturday, Sunday, or legal holiday.

16.                               “Cash” means cash and cash equivalents.

17.                               “Cause of Action” means any: (a) Claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises; (b) all rights of setoff, counterclaim, or recoupment and Claims on contracts or for breaches of duties imposed by law; (c) rights to object to Claims or Interests; (d) Claims pursuant to sections 362, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, or 553 of the Bankruptcy Code; and (e) Claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date including through the Effective Date, in contract, in tort, in law, or in equity, or pursuant to any other theory of law; provided, however, this term does not include the Insider Causes of Action.

18.                               “Certificate” means any instrument evidencing a Claim or Interest.

19.                               “Chapter 11 Cases” means the chapter 11 bankruptcy cases Filed by the Debtors on the Petition Date in the Bankruptcy Court, with case numbers 08-10856 through 08-10889.

20.                               “Charging Lien” means a lien of the type described in the second paragraph of Section 7.07 of the Subordinated Notes Indenture.

21.                               “Claim” means any claim as defined in section 101(5) of the Bankruptcy Code against an OpCo Debtor.

22.                               “Claims and Solicitation Agent” means Kurtzman Carson Consultants LLC, located at 2335 Alaska Avenue, El Segundo, California 90245, (888) 249-2792, retained as the OpCo Debtors’ claims and solicitation agent.

23.                               “Claims Register” means the official register of Claims maintained by the Claims and Solicitation Agent.

24.                               “Class” means a category of Holders of Claims and Interests as set forth in the Plan.

25.                               “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system

26.                               “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article X.A hereof having been: (a) satisfied; or (b) waived pursuant to Article X.C hereof.

27.                               “Confirmation Date” means the date upon which the Confirmation Order is entered by the Bankruptcy Court on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

28.                               “Confirmation Hearing” means the hearing at which the Confirmation Order is first considered by the Bankruptcy Court.

29.                               “Confirmation Hearing Notice” means the notice approved in the Solicitation Procedures Order that sets forth in detail the voting and objection deadlines with respect to the Plan.

30.                               “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

31.                               “Consummation” means the occurrence of the Effective Date.

32.                               “Creditor” means any creditor of an OpCo Debtor as defined in section 101(10) of the Bankruptcy Code.

33.                               “Creditors Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases.

34.                               “Cure” means the distribution in the ordinary course of business following the later of (a) the Effective Date or (b) the date on which an executory contract or unexpired lease is assumed, of Cash or such other property as may be ordered by the Bankruptcy Court or agreed upon by the parties, in an amount equal to all unpaid monetary obligations under applicable law (including, to the extent provided for under the applicable executory contract or unexpired lease assumed pursuant to section 365 of the Bankruptcy Code, postpetition interest at the contract rate as agreed between the parties or determined by the Bankruptcy Court) or such lesser amount as may be agreed upon by the parties, under an executory contract or unexpired lease assumed pursuant to section 365 of the Bankruptcy Code, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

35.                               “Cure Bar Date” means the deadline for filing requests for payment of Cure or otherwise objecting to assumption, which shall be the later of: (a) thirty days after the Effective Date; or (b) thirty days after the effectiveness of the assumption of the applicable executory contract or unexpired lease, unless otherwise ordered by the Bankruptcy Court or agreed to by the counterparty to the applicable executory contract or unexpired lease and the OpCo Debtors.

36.                               “D&O Liability Insurance Policies” means all insurance policies for directors and officers’ liability maintained by the OpCo Debtors as of the Petition Date.

37.                               “Debtors” means Tropicana Entertainment, LLC and the other debtors in the above-captioned Chapter 11 Cases.  Where this term is used it shall mean the OpCo Debtors and  the LandCo Debtors.

38.                               “DIP Facility” means that certain Credit Agreement, by and among the Debtors and the DIP Lenders, dated as of May 5, 2008, and approved by the Final Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Sections 363 and 364 of Bankruptcy Code, (II) Granting Liens and Superpriority Claims to Postpetition Lenders Pursuant to Section 364 of Bankruptcy Code, (III) Authorizing Use of Cash Collateral Pursuant to Section 363 of Bankruptcy Code, and (IV) Providing Adequate Protection to Prepetition Lenders Pursuant to

Sections 361, 362, 363 and 364 of Bankruptcy Code, entered by the Bankruptcy Court on May 30, 2008 [Docket No. 219].

39.                               “DIP Facility Claim” means any Claim arising out of, related to, or on account of the DIP Facility.

40.                               “DIP Lenders” means The Foothill Group, Inc., as administrative agent and collateral agent; Silver Point Finance, LLC as sole bookrunner and sole lead arranger; each of the financial institutions from time to time party to the DIP Facility; and for each such Entity, its predecessors, successors, and assigns.

41.                               “Disclosure Statement” means the disclosure statement for the Plan, as amended, supplemented, or modified from time to time, describing the Plan that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law.

42.                               “Disputed” means with respect to any Claim, any Claim on the Claims Register that is not yet Allowed.

43.                               “Distribution Agent” means any Entities chosen by the Reorganized OpCo Debtors, which Entities may include, without limitation, the Reorganized OpCo Debtors or the Claims and Solicitation Agent, to make or facilitate distributions required by the Plan.

44.                               “Distribution Date” means the date occurring as soon as reasonably practicable after the Effective Date when distributions under the Plan shall commence.

45.                               “Distribution Record Date” means the date for determining which Holders of Allowed Claims, except for the Holders of publicly traded Certificates, are eligible to receive distributions pursuant to the Plan, which shall be the Confirmation Date or such other date as designated in the Plan or a Final Order; provided, however, that the Distribution Record Date for distributions to Holders of OpCo Credit Facility Claims on account of the OpCo Credit Facility Secured Claims and the OpCo Credit Facility Deficiency Claims shall be (a) the date that is seven calendar days prior to the proposed Effective Date or the next Business Day thereafter if such date is not a Business Day or (b) such earlier date to which the OpCo Agent and the OpCo Debtors agree.

46.                               “DTC” means The Depository Trust Company.

47.                               “Effective Date” means the date to be selected by the OpCo Debtors, in their sole and absolute discretion, which is a Business Day after the Confirmation Date on which certain conditions as specified in the Plan have been satisfied or waived.

48.                               “Eligible Holders of OpCo Unsecured Claims” means Accredited Investors who are Holders of a liquidated, Allowed OpCo General Unsecured Claim or OpCo Noteholder Unsecured Claim in an amount of no less than $500,000.

49.                               “Entity” has the meaning set forth at section 101(15) of the Bankruptcy Code.

50.                               “Equity Security” means any equity security in an OpCo Debtor as defined in section 101(16) of the Bankruptcy Code.

51.                               “Estate” means the bankruptcy estate of any Debtor created by virtue of section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

52.                               “Evansville Lease Amendment” means the agreement by and among Aztar Indiana Gaming Company, LLC, Aztar Corporation, and the City of Evansville, Indiana (acting through the Redevelopment Commission of the City of Evansville, Indiana) to amend that certain Evansville Riverboat Landing Lease dated May 2, 1995, as amended from time to time.

53.                               “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the OpCo Debtors’ in or out of court restructuring, the OpCo Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other agreement.

54.                               “Exculpated Parties” means the OpCo Debtors, the Reorganized OpCo Debtors, the OpCo Lenders, the OpCo Agent, the Creditors Committee, the DIP Lenders, the OpCo Exit Facility Lenders, and all of their respective current and former directors, officers, members, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents, or other representatives (including their respective officers, directors, employees, members, and professionals); provided, however, that no Yung Entity will be an Exculpated Party.

55.                               “Federal Judgment Rate” means the federal judgment rate as of the Petition Date, which was 1.93%.

56.                               “File” means to file with the Bankruptcy Court in the Chapter 11 Cases or, in the case of Proofs of Claim, to file with the Claims and Solicitation Agent.

57.                               “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

58.                               “Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, however, that the OpCo Debtors reserve the right to waive any such appeal or similar conditions.

59.                               “Governmental Unit” has the meaning set forth at section 101(27) of the Bankruptcy Code.

60.                               “Holder” means an Entity holding a Claim or Interest, as applicable.

61.                               “ICA Parties” means, in their capacities as such, the OpCo Debtors, the Reorganized OpCo Debtors, any Entity created in connection with the Restructuring Transactions, the Creditors Committee, the DIP Lenders, the LandCo Debtors, the Liquidating LandCo Debtors, New LandCo, and all of their respective current and former directors, officers, members,  managers, partners, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents, or other representatives (including their respective officers, directors, employees, members, and professionals); provided, however, that no Yung Entity will be an ICA Party.

62.                               “Impaired” means, with respect to any Class of Claims or Interests, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

63.                               “Indemnification Obligation” means an OpCo Debtor’s obligation under an executory contract or otherwise to indemnify directors, officers, or employees of the OpCo Debtors (other than the Yung Entities) with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of any OpCo Debtor, pursuant to and to the maximum extent provided by the OpCo Debtors’ respective articles of incorporation, certificates of formation, bylaws, similar corporate documents, and applicable law, as in effect on the Effective Date.

64.                               “Indenture Trustee” means Wilmington Trust Company, in its capacity as successor trustee to U.S. Bank National Association under the Subordinated Notes Indenture.

65.                               “Indenture Trustee Fees and Expenses” means any compensation, distribution, fees, expenses, and indemnification of the type to which the Indenture Trustee would be entitled pursuant to Section 7.07 of the Subordinated Notes Indenture.

66.                               “Insider” has the meaning set forth at section 101(31) of the Bankruptcy Code.

67.                               “Insider Causes of Action” means, with respect to the OpCo Debtors and, as applicable, the New Jersey Entities, all: (a) Claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises; (b) all rights of setoff, counterclaim, or recoupment and Claims on contracts or for breaches of duties imposed by law; (c) rights to object to Insider Claims or Yung Interests; (d) Claims pursuant to sections 362, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, or 553 of the Bankruptcy Code; and (e) Claims and defenses of fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, including through the Effective Date, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, that can or may be asserted against one or more of the Yung Entities or in respect of the Insider Claims or the Yung Interests.

68.                               “Insider Claim Distribution” means an amount, in Cash, whereby the aggregate value of the Cash received by the Holders of Allowed Insider Claims is equal in value, as of the Effective Date, to the value of the Reorganized OpCo Warrants that such Holders of Allowed

Insider Claims would receive if such Allowed Insider Claims were OpCo General Unsecured Claims.

69.                               “Insider Claims” mean all Claims against the OpCo Debtors held directly or indirectly by the Yung Entities; provided, however, that Allowed Administrative Claims and Allowed Priority Claims held by the Yung Entities shall be treated as Administrative Claims and Priority Claims, not as Insider Claims.

70.                               “Intellectual Property Rights” means any intellectual property owned by the OpCo Debtors or the LandCo Debtors, whether legal or equitable, including, without limitation, with respect to the validity, registration, ownership, and right to use the name “Tropicana”, the internet domain name “TropicanaLV.com”, or any other trademark or trade name.

71.                               “Intercompany Claim” means a Claim by a Debtor against another Debtor, at least one of which Debtors is an OpCo Debtor.

72.                               “Intercompany Contract” means a contract between two or more Debtors, at least one of which Debtors is an OpCo Debtor.

73.                               “Intercompany Interest” means any Interest held by an OpCo Debtor in another OpCo Debtor; provided, however, this definition does not include Yung Interests.

74.                               “Interest” means any (a) Equity Security of an OpCo Debtor, including all issued, unissued, authorized, or outstanding shares of stock together with any warrants, options, or contractual rights to purchase or acquire such Equity Securities at any time and all rights arising with respect thereto and (b) partnership, limited liability company, or similar interest in an OpCo Debtor.

75.                               “Interim Compensation Order” means the Revised Administrative Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals and Official Committee Members, entered by the Bankruptcy Court on September 2, 2008 [Docket No. 857], allowing Professionals to seek interim compensation in accordance with the compensation procedures approved therein, as may have been modified by a Final Order approving the retention of any particular Professional.

76.                               “Interim Period” means the period of time from and after March 18, 2009, through 60 days after the later of the Effective Date (as defined herein) or the Effective Date (as defined in the LandCo Plan).

77.                               “JMBS” means the JMBS Casino Trust, which holds or held as of the Petition Date a 100% ownership Interest in OpCo Debtor JMBS Casino, LLC and a 99% ownership Interest in OpCo Debtor Columbia Properties Vicksburg, LLC.

78.                               “JMBS Interests” means all Interests in the OpCo Debtors held by JMBS.

79.                               “LandCo Agent” means Credit Suisse, in its capacity as administrative agent under the LandCo Credit Facility until January 2, 2009, and, thereafter, Wells Fargo Bank, N.A., in its capacity as administrative agent thereunder.

80.                               “LandCo Credit Facility” means the $440,000,000 Senior Secured Las Vegas Loan due July 3, 2008, issued pursuant to that certain Credit Agreement, dated as of January 3, 2007, among Tropicana Las Vegas Resorts and Casinos, LLC, as borrower, the guarantors party thereto, Wells Fargo Bank, N.A., as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC, as sole bookrunner and sole lead arranger, Barclays Bank PLC and Société Générale, as co-lead arrangers and co-syndication agents, and The Royal Bank of Scotland, PLC and ING Capital, LLC, as co-documentation agents and lenders named therein, as supplemented by Amendment No. 1, Consent and Waiver, dated as of May 29, 2007, and the Second Amendment to the Credit Agreement, effective as of January 2, 2009.

81.                               “LandCo Credit Facility Deficiency Claim” means LandCo Credit Facility Deficiency Claim as defined in the LandCo Plan.

82.                               “LandCo Debtors” means Adamar of Nevada Corporation; Hotel Ramada of Nevada Corporation; Tropicana Development Company, LLC; Tropicana Enterprises; Tropicana Las Vegas Holdings, LLC; Tropicana Las Vegas Resort and Casino, LLC; and Tropicana Real Estate Company, LLC.

83.                               “LandCo General Unsecured Claim” means LandCo General Unsecured Claim as defined in the LandCo Plan.

84.                               “LandCo Litigation Trust Subcommittee” means the subcommittee created pursuant to the Litigation Trust Agreement.  The LandCo Litigation Trust Subcommittee shall be comprised of a total of two voting members, to be appointed by the LandCo Agent at the direction of the Required LandCo Lenders, and one non-voting member, to be appointed by the Creditors Committee.  The members of the LandCo Litigation Trust Subcommittee shall be identified in the Plan Supplement.

85.                               “LandCo Plan” means a chapter 11 plan with respect to the Chapter 11 Cases of the LandCo Debtors.

86.                               “LandCo Stock Pledge” means that certain pledge agreement, dated January 3, 2007, entered into in connection with the LandCo Credit Facility and referred to therein as the “Pledge Agreement — Nevada Gaming.”

87.                               “LandCo Stock Pledge Claim” means any Claim on account of the LandCo Stock Pledge.

88.                               “Lien” has the meaning set forth at section 101(37) of the Bankruptcy Code.

89.                               “Litigation Trust” means a single creditor trust, which shall be created on the Effective Date to pursue the Insider Causes of Action held by the OpCo Debtors, the LandCo Debtors, or, as applicable, the New Jersey Entities, or their respective estates.

90.                               “Litigation Trust Agreement” means that certain trust agreement, in form and substance reasonably satisfactory to the Debtors, the OpCo Agent, the steering committee for the OpCo Lenders, the LandCo Agent at the direction of the Required LandCo Lenders, and the Creditors Committee, to be Filed as part of the Plan Supplement, that, among other things:  (a)

establishes and governs the Litigation Trust; (b) sets forth the respective powers, duties, and responsibilities of the Litigation Trust Committee; and (c) provides for distribution of Litigation Trust Proceeds, if any, to the Litigation Trust Beneficiaries.

91.                               “Litigation Trust Assets” shall consist of any and all Insider Causes of Action.

92.                               “Litigation Trust Beneficiaries” means the Holders of Allowed Class 4 Claims, Allowed Class 5 Claims, and Allowed Class 6 Claims and, to the extent provided for in a confirmed LandCo Plan, Allowed LandCo General Unsecured Claims, Allowed LandCo Credit Facility Deficiency Claims, and Allowed Insider Claims against the LandCo Debtors.

93.                               “Litigation Trust Committee” means the committee to be appointed in accordance with, and to exercise the duties set forth in, the Litigation Trust Agreement as of the Effective Date, which duties shall be in the nature of and include advising with respect to the administration of the Litigation Trust, determining whether an Entity is a permissible defendant and recommending whether Reorganized OpCo Corporation should consent to additional funding for the Litigation Trust.  The Litigation Trust Committee shall consist of the OpCo Litigation Trust Subcommittee and the LandCo Litigation Trust Subcommittee.

94.                               “Litigation Trust Proceeds” means the proceeds of the Litigation Trust Assets recovered by the Litigation Trust, net of direct expenses of the recovery thereof (including, but not limited to, the fees, expenses, and costs of the subject litigation and collection).

95.                               “Litigation Trust Reserve” means the portion of the Litigation Trust Proceeds that shall be held in reserve pursuant to Article IV.B hereof.

96.                               “Manchester” means Manchester Mall, Inc.

97.                               “New Jersey Entities” means Adamar and Manchester.

98.                               “NJCCC” means the New Jersey Casino Control Commission.

99.                               “Notice of Confirmation” means that certain notice pursuant to Bankruptcy Rule 3020(c)(2) notifying Holders of Claims and Interests and parties in interest that the Bankruptcy Court has confirmed the Plan.

100.                        “OpCo Adequate Protection Order” means that certain Final Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 363 and 364 of Bankruptcy Code, (II) Granting Liens and Superpriority Claims to Postpetition Lenders Pursuant to Section 364 of Bankruptcy Code, (III) Authorizing Use of Cash Collateral Pursuant to Section 363 of Bankruptcy Code, and (IV) Providing Adequate Protection to Prepetition Lenders Pursuant to Section 361, 362, 363 and 364 of Bankruptcy Code [Docket No. 219], dated May 30, 2008.

101.                        “OpCo Agent” means Credit Suisse, in its capacity as administrative agent under the OpCo Credit Facility.

102.                        “OpCo Credit Facility” means the Credit Agreement, dated as of January 3, 2007, among Tropicana, as borrower, the guarantors party thereto, Credit Suisse, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC, as sole bookrunner and sole lead arranger, Barclays Bank PLC and Société Générale, as co-lead arrangers and co-syndication agents, and The Royal Bank of Scotland, PLC and ING Capital, LLC, as amended, supplemented, or otherwise modified from time to time prior to the Petition Date.

103.                        “OpCo Credit Facility Claim” means any Claim against the OpCo Debtors arising from or based upon the OpCo Credit Facility, including, without limitation, (a) the Claims set forth in that certain Master Proof of Claim filed by Credit Suisse, as OpCo Agent, in respect of the loan(s) made thereunder, and (b) the Claims set forth in certain Proofs of Claim filed by Credit Suisse International and RBS Global Banking and Markets in respect of Hedging Agreements (as defined in the OpCo Credit Facility) and a swap transaction permitted under Section 6.01(f) of the OpCo Credit Facility; provided, however, that such Claims or amounts:  (a) shall not include and shall be exclusive of, and (b) shall not be subject to setoff, recoupment, reduction, or allocation for any reason, including as to each, OpCo Lenders Adequate Protection Claims or any amounts distributed on account thereof pursuant to the Plan or the OpCo Adequate Protection Order.

104.                        “OpCo Credit Facility Deficiency Claim” means the OpCo Credit Facility Claim less the OpCo Credit Facility Secured Claim.

105.                        “OpCo Credit Facility Secured Claim” means the Secured portion of the OpCo Credit Facility Claim.

106.                        “OpCo Debtors” means Adamar Garage Corporation; Argosy of Louisiana, Inc.; Atlantic-Deauville Inc.; Aztar Corporation; Aztar Development Corporation; Aztar Indiana Gaming Company, LLC; Aztar Indiana Gaming Corporation; Aztar Missouri Gaming Corporation; Aztar Riverboat Holding Company, LLC; Catfish Queen Partnership in Commendam; Centroplex Centre Convention Hotel, L.L.C.; Columbia Properties Laughlin, LLC; Columbia Properties Tahoe, LLC; Columbia Properties Vicksburg, LLC; CP Baton Rouge Casino, L.L.C.; CP Laughlin Realty, LLC; Jazz Enterprises, Inc.; JMBS Casino LLC; Ramada New Jersey Holdings Corporation; Ramada New Jersey, Inc.; St. Louis Riverboat Entertainment, Inc.; Tahoe Horizon, LLC; Tropicana Entertainment Holdings, LLC; Tropicana Entertainment Intermediate Holdings, LLC; Tropicana Entertainment, LLC; Tropicana Express, Inc.; and Tropicana Finance Corp.

107.                        “OpCo Estate” means the Estate of an OpCo Debtor.

108.                        “OpCo Exit Facility” means that certain senior secured credit facility that shall be entered into by the Reorganized OpCo Debtors on the Effective Date (subject to satisfaction of the conditions in Article X.B.2 and Article X.B.3) on commercially reasonable terms for similar transactions.

109.                        “OpCo Exit Facility Lenders” means those certain lenders party to the OpCo Exit Facility.

110.                        “OpCo General Unsecured Claim” means any Claim against any of the OpCo Debtors that is not a/an: (a) DIP Facility Claim; (b) Administrative Claim; (c) Priority Tax Claim; (d) Other Priority Claim; (e) Other Secured Claim; (f) OpCo Credit Facility Secured Claim; (g) LandCo Stock Pledge Claim; (h) OpCo Credit Facility Deficiency Claim; (i) Insider Claim; (j) Intercompany Claim; or (k) OpCo Noteholder Unsecured Claim.

111.                        “OpCo Lenders” means those certain lenders party to the OpCo Credit Facility.

112.                        “OpCo Lenders Adequate Protection Claim” means all Claims of, or payments made to, the OpCo Lenders under the OpCo Adequate Protection Order.

113.                        “OpCo Lenders Litigation Trust Proceeds” means the Litigation Trust Proceeds allocated to the OpCo Debtors and their estates, less the Unsecured Creditors Litigation Trust Proceeds.

114.                        “OpCo Litigation Trust Subcommittee” means the subcommittee created pursuant to the Litigation Trust Agreement.  The OpCo Litigation Trust Subcommittee shall be comprised of a total of three voting members, to be appointed by the OpCo Lenders, and one non-voting member, to be appointed by the Creditors Committee.  The members of the OpCo Litigation Trust Subcommittee shall be identified in the Plan Supplement.

115.                        “OpCo Management and Director Equity Incentive Program” means a plan or plans by which, on the Effective Date, 7% of the Reorganized OpCo Common Stock, on a fully-diluted basis, shall be reserved for issuance as grants of stock, restricted stock, options, or stock appreciation rights (or similar equity-based awards) in connection with the Reorganized OpCo Debtors’ OpCo Management and Director Equity Incentive Program.  The OpCo Management and Director Equity Incentive Program will dilute the Reorganized OpCo Common Stock distributed through the Rights Offering and on account of Claims under the Plan.  The OpCo Management and Director Equity Incentive Program will be set forth in the Plan Supplement.

116.                        “OpCo Noteholder Unsecured Claim” means any unsecured Claim arising from or related to the Subordinated Notes; provided, however, that no Insider Claim will be included in the definition of OpCo Noteholder Unsecured Claim.

117.                        “OpCo Payment” means all net proceeds from the OpCo Exit Facility exceeding the sum of the amount sufficient to pay Cash amounts required under the Plan plus such additional amount that the Reorganized OpCo Debtors determine is necessary for their working capital and operational needs.

118.                        “Opt-Out Due Date” means the date by which Opt-Out Forms must be returned to the OpCo Debtors, which date shall be prior to the Confirmation Date and approximately 3 days after the Opt-Out Forms are distributed.

119.                        “Opt-Out Election” means election by a Holder of a Class 3 OpCo Credit Facility Secured Claim to forego redemption of Reorganized OpCo Common Stock pursuant to the Rights Offering.

120.                        “Opt-Out Form” means a form to be distributed by the OpCo Debtors to Holders of Class 3 OpCo Credit Facility Secured Claims the have timely submitted a Preliminary Indication of Intent to Opt-Out Questionnaire to confirm that such Holder does not wish to redeem its Reorganized OpCo Common Stock.

121.                        “Other Priority Claim” means any Claim accorded priority in right of payment pursuant to section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

122.                        “Other Secured Claim” means any Secured Claim, other than a/ an: (a) DIP Facility Claim; or (b) OpCo Credit Facility Secured Claim.

123.                        “Periodic Distribution Date” means the first Business Day that is as soon as reasonably practicable occurring approximately ninety days after the Distribution Date, and thereafter, the first Business Day that is as soon as reasonably practicable occurring approximately ninety days after the immediately preceding Periodic Distribution Date.

124.                        “Petition Date” means May 5, 2008.

125.                        “Plan” means this joint plan of reorganization.

126.                        “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, as amended from time to time.

127.                        “Plan Supplement Filing Date” means the date that is no later than five Business Days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest.

128.                        “Priority Tax Claim” means any Claim of the kind specified in section 507(a)(8) of the Bankruptcy Code.

129.                        “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of the Allowed Claims in that Class, or the proportion that an Allowed Claim in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan bears to the aggregate amount of such Claims.

130.                        “Professional” means an Entity: (a) employed pursuant to a Final Order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by a Final Order pursuant to section 503(b)(4) of the Bankruptcy Code.

131.                        “Professional Claims” means Claims incurred by Professionals through the Effective Date.

132.                        “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount funded and maintained by the

Reorganized OpCo Debtors on and after the Effective Date solely for the purpose of paying all Allowed and unpaid fees and expenses of Professionals in the Chapter 11 Cases.

133.                        “Professional Fee Reserve Amount” means the portion of Accrued Professional Compensation through the Effective Date allocated to the OpCo Debtors and not allocated to the LandCo Debtors in the reasonable discretion of the OpCo Debtors, in consultation with the OpCo Agent and the steering committee for the OpCo Lenders, and as approved by an order of the Bankruptcy Court (which could be the Confirmation Order), based on the estimates of such Accrued Professional Compensation determined in accordance with Article IX.A.4 hereof.

134.                        “Proof of Claim” means a proof of Claim Filed against any of the OpCo Debtors in the Chapter 11 Cases.

135.                        “Ramada Assets” means the assets, properties, rights, claims, AC Contracts, and businesses of every kind, character, and description, whether tangible or intangible (including goodwill), whether real, personal, or mixed, whether accrued, contingent, or otherwise, and wherever located, held by Ramada New Jersey, Inc., and either (a) primarily used or held for use in the Tropicana AC Business or (b) otherwise necessary for or beneficial to the conduct of the Tropicana AC Business as of the date of the Tropicana AC APA.

136.                        “Ramada Holdings Assets” means the assets, properties, rights, claims, AC Contracts, and businesses of every kind, character, and description, whether tangible or intangible (including goodwill), whether real, personal, or mixed, whether accrued, contingent, or otherwise, and wherever located, held by Ramada New Jersey Holdings Corporation, and either (a) primarily used or held for use in the Tropicana AC Business or (b) otherwise necessary for or beneficial to the conduct of the Tropicana AC Business as of the date of the Tropicana AC APA.

137.                        “Redeeming Holders” means Holders of Class 3 OpCo Credit Facility Secured Claims that have not submitted an Opt-Out Form by the Opt-Out Due Date.

138.                        “Redemption Shares” means the shares of Reorganized OpCo Common Stock that are to be redeemed with the Rights Offering Proceeds after the Tropicana AC Transfer Date.

139.                        “Reinstated” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than a Debtor or an

Insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder.

140.                        “Rejection Damages Claim” means any Claim on account of the rejection of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

141.                        “Released Party” means, in their capacities as such, the OpCo Debtors, the Reorganized OpCo Debtors, any Entity created in connection with the Restructuring Transactions, the OpCo Lenders, the OpCo Agent, the Creditors Committee, the DIP Lenders, the OpCo Exit Facility Lenders, the LandCo Debtors, the Liquidating LandCo Debtors, New LandCo, and all of their respective current and former directors, officers, members,  managers, partners, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents, or other representatives (including their respective officers, directors, employees, members, and professionals); provided, however, that no Yung Entity will be a Released Party.

142.                        “Reorganized Equity Value” means the reorganized equity value of the Reorganized OpCo Debtors as set forth in the Disclosure Statement or as otherwise set forth in the Confirmation Order.

143.                        “Reorganized OpCo Board” means the initial board of directors of Reorganized OpCo Corporation.

144.                        “Reorganized OpCo Bylaws” means the bylaws of Reorganized OpCo Corporation, which shall be in form and substance acceptable to the OpCo Debtors and subject to the reasonable approval of the OpCo Lenders and OpCo Agent, substantially in the form contained in the Plan Supplement to be in effect upon the Effective Date.

145.                        “Reorganized OpCo Charter” means the certificate of incorporation of Reorganized OpCo Corporation, which shall be in form and substance acceptable to the OpCo Debtors and subject to the reasonable approval of the OpCo Lenders and the OpCo Agent,  substantially in the form contained in the Plan Supplement to be in effect upon the Effective Date.

146.                        “Reorganized OpCo Corporation” means a new corporation created to hold, directly or indirectly, the assets of Tropicana, certain of its OpCo Debtor subsidiaries, and certain other OpCo Debtors, acquired pursuant to the Restructuring Transactions.

147.                        “Reorganized OpCo Common Stock” means the shares of common stock in Reorganized OpCo Corporation, to be authorized pursuant to the Reorganized OpCo Charter.

148.                        “Reorganized OpCo Debtors” means the OpCo Debtors in each of their respective Chapter 11 Cases, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, and Reorganized OpCo Corporation, Newco, and Newco Sub.

149.                        “Reorganized OpCo Notes” shall have no meaning notwithstanding anything to the contrary herein or any exhibits hereto as stated in Exhibit 1.

150.                        “Reorganized OpCo Securities” means the Reorganized OpCo Common Stock, the Reorganized OpCo Notes, and the Reorganized OpCo Warrants.

151.                        “Reorganized OpCo Security Reserves” means the Reorganized OpCo Securities held in reserve pursuant to Article VII.B.3 hereof.

152.                        “Reorganized OpCo Warrants” means those warrants referenced in that certain “Term Sheet Regarding Reorganized OpCo Warrants to Be Issued Under the OpCo Debtors’ Plan of Reorganization,” a copy of which is attached hereto as Exhibit 2.

153.                        “Required LandCo Lenders” means Required LandCo Lenders as defined in the LandCo Credit Facility.

154.                        “Restructuring Transactions” means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code by which Reorganized OpCo Corporation shall, through one or more subsidiaries or affiliated partnerships, and as described in the Plan Supplement or the Tropicana AC APA, acquire the assets of Tropicana, certain of its OpCo Debtor subsidiaries, certain other OpCo Debtors, and the Tropicana AC in exchange for: (a) the Reorganized OpCo Common Stock, the Reorganized OpCo Notes, and the Reorganized OpCo Warrants; and (b) the assumption of liabilities of Tropicana and such Affiliates incurred after the Petition Date to the extent not paid on or prior to the Effective Date (other than liabilities for income taxes).

155.                        “Retiree Benefits” has the meaning set forth at section 1114(a) of the Bankruptcy Code.

156.                        “Rights Offering” means that certain rights offering of Reorganized OpCo Common Stock, to be offered to Eligible Holders of OpCo Unsecured Claims and priced at the Subscription Purchase Price, the terms of which are set forth in that certain “Term Sheet Regarding Rights Offering Under the OpCo Debtors’ Plan of Reorganization,” a copy of which is attached hereto as Exhibit 3.

157.                        “Rights Offering Expiration Date” means April 17, 2009, at 5:00 p.m., prevailing Pacific time.

158.                        “Rights Offering Holding Period” means that period of time from the Effective Date through the Tropicana AC Transfer Date, provided that there have been aggregate subscriptions to the Rights Offering of at least $100 million.

159.                        “Rights Offering Participant” means Eligible Holders of OpCo Unsecured Claims that have elected to exercise their Subscription Rights.

160.                        “Rights Offering Payment” means the payment of the Rights Offering Proceeds by the Rights Offering Participants.

161.                        “Rights Offering Payment Date” means a date to be designated by the OpCo Debtors, which shall be after the Confirmation Date and prior to the Effective Date, by which Rights Offering Payment will be due.

162.                        “Rights Offering Proceeds” means the amount of Rights Offering proceeds that are actually received by the Securities Voting Agent.

163.                        “Schedules” means the schedules of assets and liabilities, schedules of executory contracts or unexpired leases, and statement of financial affairs Filed by the OpCo Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules, as they may be amended, modified, or supplemented from time to time.

164.                        “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which the OpCo Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Final Order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code and in accordance with the Plan, to the extent of the value of the Creditor’s interest in the OpCo Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined in accordance with section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan or a Final Order as a Secured Claim.

165.                        “Securities Act” means the United States Securities Act of 1933, as amended.

166.                        “Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

167.                        “Solicitation Procedures Order” means the Order (I) Approving (A) the OpCo Debtors’ Disclosure Statement, (B) the Solicitation and Notice Procedures, (C) the Voting and Tabulation Procedures, (D) the Confirmation Notice and Objection Procedures, and (E) the Procedures Associated with the Rights Offering, and (II) Scheduling a Confirmation Hearing, entered by the Bankruptcy Court on March 6, 2009 [Docket No. 1637], approving certain procedures for solicitation of votes on the Plan.

168.                        “Subordinated Notes” means the $960,000,000 9.625% Senior Subordinated Notes due December 15, 2014, issued by Tropicana pursuant to that certain Indenture, dated as of December 28, 2006, between Tropicana and Tropicana Finance and Wilmington Trust Company, as successor trustee (U.S. Bank National Association prior trustee), as supplemented by the First Supplemental Indenture, dated as of January 30, 2007, the Second Supplemental Indenture, dated as of October 10, 2007, and the Forbearance Agreement, Consent and Waiver, dated as of April 11, 2008.

169.                        “Subordinated Notes Indenture” means that certain Indenture, dated as of December 28, 2006, between Tropicana and Tropicana Finance and Wilmington Trust Company, as successor trustee (U.S. Bank National Association prior trustee), as supplemented by the First Supplemental Indenture, dated as of January 3, 2007, the Second Supplemental Indenture, dated as of October 10, 2007, and the Forbearance Agreement, Consent and Waiver, dated as of April 11, 2008.

170.                        “Subscription Purchase Price” means an amount equal to the total Allowed OpCo Credit Facility Secured Claims less the principal amount of the Reorganized OpCo Notes divided by the total number of shares of Reorganized OpCo Common Stock to be issued to Holders of Allowed OpCo Credit Facility Secured Claims prior to any redemption.

171.                        “Subscription Right” means a right to participate in the Rights Offering.

172.                        “Total Enterprise Value” means the total enterprise value of the Reorganized OpCo Debtors as set forth in the Disclosure Statement or as otherwise determined by the Bankruptcy Court.

173.                        “Transfer Agent” means that Entity which is designated by the OpCo Debtors in the Plan Supplement to be the “transfer agent,” as that term is defined in the Securities Exchange Act, for the distribution of Reorganized OpCo Securities in accordance with the Plan.

174.                        “Tropicana” means OpCo Debtor Tropicana Entertainment, LLC (f/k/a Wimar OpCo, LLC).

175.                        “Tropicana AC” means the Tropicana AC Assets, including the Tropicana Atlantic City Hotel and Casino.

176.                        “Tropicana AC APA” means the Amended and Restated Purchase Agreement by and among the Tropicana AC Entities, The Honorable Gary S. Stein, Tropicana, Reorganized OpCo Corporation, Newco (defined therein), Newco Sub (defined therein), and Credit Suisse.

177.                        “Tropicana AC Assets” means the Adamar Assets, the Atlantic Assets, the Ramada Assets, and the Ramada Holdings Assets.

178.                        “Tropicana AC Bankruptcy Case” means the chapter 11 bankruptcy cases Filed by Adamar and Manchester on April 29, 2009 in the United States Bankruptcy Court for the District of New Jersey, which cases number 09-20711 and 09-20716.

179.                        “Tropicana AC Business” means the business of the Tropicana AC.

180.                        “Tropicana AC Entities” means Ramada New Jersey Holdings Corporation, Atlantic-Deauville Inc., Adamar Garage Corporation, Ramada New Jersey, Inc., Adamar, and Manchester.

181.                        “Tropicana AC Sale” means the transactions contemplated by the Tropicana AC APA, including the sale of the Tropicana AC and the issuance and distribution of certain Reorganized OpCo Securities pursuant to section 363 of the Bankruptcy Code approved in the Tropicana AC Bankruptcy Case and approved by the Bankruptcy Court, to the extent of a Closing (as defined in the Tropicana AC APA).

182.                        “Tropicana AC Sale Proceeds” means, in the event of a Tropicana AC Sale, the net proceeds of such sale.

183.                        “Tropicana AC Transfer” means the successful Closing of the Tropicana AC Sale in accordance with the terms of the Tropicana AC APA, and the obtaining of a Statement of Compliance from the NJCCC regarding such transfer.

184.                        “Tropicana AC Transfer Date” means the first date upon which all conditions of the Tropicana AC Transfer, including those set forth in the Tropicana AC APA, have occurred.

185.                        “Tropicana Entertainment Holdings” means OpCo Debtor Tropicana Entertainment Holdings, LLC.

186.                        “Tropicana Finance” means OpCo Debtor Tropicana Finance Corporation.

187.                        “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

188.                        “Unsecured Convenience Class Claim” means any completely liquidated OpCo General Unsecured Claim (including interest accrued only as of the Petition Date) that is $300,000 or less; provided, however, that no Insider Claim will be included in the definition of Unsecured Convenience Class Claim.

189.                        “Unsecured Creditors Litigation Trust Proceeds” means twenty-five (25%) percent of the Litigation Trust Proceeds free and clear of any and all liens, claims, or encumbrances (including any rights or benefits of contractual subordination under the Subordinated Notes Indenture) allocated to the OpCo Debtors and their estates.

190.                        “Voting Classes” means Classes 3, 4, 5, 6, 7, and 8.

191.                        “Voting Deadline” means April 17, 2009, at 5:00 p.m., prevailing Pacific time; provided however, that the Voting Deadline means April 22, 2009, at 2:00 p.m., prevailing Pacific time for Class 3 (OpCo Credit Facility Secured Claims) and Class 6 (OpCo Credit Facility Deficiency Claims), and the Voting Deadline means May 1, 2009 for Icahn Associates Corp. and its Affiliates.

192.                        “Voting Record Date” means two Business Days after the date upon which the Solicitation Procedures Order is entered by the Bankruptcy Court on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

193.                        “Yung Entities” means: (a) William J. Yung III or any non-Debtor Entities controlled either directly or indirectly by William J. Yung III, including, without limitation, Columbia Sussex Corporation, Tropicana Casinos and Resorts, Inc., or any non-Debtor Affiliates of the foregoing; (b)  JMBS or any non-Debtor affiliates controlled either directly or indirectly by JMBS; (c) the beneficiaries of JMBS or any non-Debtor affiliates controlled either directly or indirectly by the beneficiaries of JMBS, in their capacity as such; or (d) any affiliate of, or any Entity controlled either directly or indirectly by the foregoing; provided, however, that in no event shall Adamar of New Jersey, Inc. and Manchester Mall, Inc. be included in the definition of Yung Entities.

194.                        “Yung Interests” means all Interests in the OpCo Debtors held directly or indirectly by any of the Yung Entities.

B.                                    Rules of Interpretation and Computation of Time

1.                                      Rules of Interpretation:  For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, whether or not Filed, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references in the Plan to Articles are references to Articles of the Plan or to the Plan; (f) unless otherwise specified, all references in the Plan to exhibits are references to exhibits in the Plan Supplement; (g) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (h) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (j) unless otherwise set forth in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (k) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (l) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (m) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, as applicable to the Chapter 11 Cases, unless otherwise stated; and (n) any immaterial effectuating provisions may be interpreted by the Reorganized OpCo Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.  Additionally, except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the OpCo Debtors or to the Reorganized OpCo Debtors shall mean the OpCo Debtors and the Reorganized OpCo Debtors, as applicable, to the extent the context requires.

2.                                      Computation of Time:  In computing any period of time prescribed or allowed, the provisions of Bankruptcy Rule 9006(a) shall apply.  If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

3.                                      Reference to Monetary Figures: All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

A.                                                            DIP Facility Claims:  Allowed DIP Facility Claims shall be paid in full in Cash on the Effective Date, in full, final, and complete satisfaction of such Claims.

B.                                                            Administrative Claims:  On the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim shall be paid in full in Cash for the unpaid portion of such Allowed Administrative Claim, in full, final, and complete satisfaction of such Claims.  All requests for payment of an Administrative Claim must be Filed with the Claims and Solicitation Agent and served upon counsel to the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, on or before the Administrative Claim Bar Date.  Any request for payment of an Administrative Claim that is not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Reorganized OpCo Debtor without the need for any objection by the Reorganized OpCo Debtors or further notice to or action, order, or approval of the Bankruptcy Court or other Entity.  The Reorganized OpCo Debtors may settle and pay any Administrative Claim in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.  In the event that any party with standing objects to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim.  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order.

C.                                                            Priority Tax Claims:  On the later of the Effective Date or the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall receive, in full, final, and complete satisfaction of such Claims: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an amount agreed to by the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, and such Holder; provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; (3) at the option of the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, and in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five years after the Petition Date; or (4) such other treatment as the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, and the Holder of a Priority Tax Claim may otherwise agree.

If the Reorganized OpCo Debtors make installment payments to the Internal Revenue Service pursuant to Article II.C(3) hereof, such payments will be made in Cash in an aggregate amount of such Allowed Priority Tax Claim(s) plus interest accruing on such Claim(s) from the Effective Date at the rate established under 26 U.S.C. § 6621(a)(2).

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.                                    Summary

1.                                      All Claims and Interests, except DIP Facility Claims, Administrative Claims, and Priority Tax Claims, are classified in the Classes set forth in Article III.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

2.                                      Summary of Classification and Treatment of Classified Claims and Interests

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	OpCo Credit Facility Secured Claims	Impaired	Entitled to Vote
4	OpCo General Unsecured Claims	Impaired	Entitled to Vote
5	OpCo Noteholder Unsecured Claims	Impaired	Entitled to Vote
6	OpCo Credit Facility Deficiency Claims	Impaired	Entitled to Vote
7	Insider Claims	Impaired	Entitled to Vote
8	Unsecured Convenience Class Claims	Impaired	Entitled to Vote
9	LandCo Stock Pledge Claims	Impaired	Deemed to Reject
10	Intercompany Claims	Impaired	Deemed to Reject
11	Yung Interests	Impaired	Deemed to Reject
12	JMBS Interests	Impaired	Deemed to Reject
13	Intercompany Interests	Impaired	Deemed to Reject

B.                                    Classification and Treatment of Claims and Interests

1.                                      Class 1—Other Priority Claims

(a)                                 Classification: Class 1 consists of Other Priority Claims.

(b)                                 Treatment: On the later of the Effective Date or the date on which an Other Priority Claim becomes an Allowed Other Priority Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Other Priority Claim due and payable on or prior to the Effective Date shall, in full, final, and complete satisfaction of such Claim, (i) be paid in full in Cash or (ii) receive such other treatment as the OpCo Debtors and the Holder of such Other Priority Claim may otherwise agree.

(c)                                  Voting: Class 1 is Unimpaired, and the Holders of Class 1 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 1 Claims will not be entitled to vote to accept or reject the Plan.

2.                                      Class 2—Other Secured Claims

(a)                                 Classification: Class 2 consists of Other Secured Claims.

(b)                                 Treatment: On the later of the Effective Date or the date on which an Other Secured Claim becomes an Allowed Other Secured Claim, or, in each such case, as soon as practicable thereafter, each Allowed Other Secured Claim (including any Claim for postpetition interest accrued until the Confirmation Date at the non-default rate provided in the applicable contract or, if there is no contract, then at the Federal Judgment Rate, to the extent applicable) shall, in full, final, and complete satisfaction of such Claim, (i) be Reinstated, (ii) be paid in full in Cash, (iii) have the collateral securing such Claim returned, or (iv) receive such other treatment as the OpCo Debtors and the Holder of such Other Secured Claim may otherwise agree.

(c)                                  Voting: Class 2 is Unimpaired, and the Holders of Class 2 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 2 Claims will not be entitled to vote to accept or reject the Plan.

3.                                      Class 3—OpCo Credit Facility Secured Claims

(a)                                 Classification: Class 3 consists of OpCo Credit Facility Secured Claims.

(b)                                 Treatment: On the Effective Date or as soon as practicable thereafter, Holders of Allowed OpCo Credit Facility Secured Claims, in full, final, and complete satisfaction of such Claims, shall receive their Pro Rata share of (i) the Reorganized OpCo Common Stock (subject to the terms of the Rights Offering and redemption provisions set forth in Article IV.B), (ii) the OpCo Payment (if any), (iii) the Reorganized OpCo Notes, and (iv) the Tropicana AC Sale Proceeds (if any).

(c)                                  Voting: Class 3 is Impaired, and Holders of Class 3 Claims will be entitled to vote to accept or reject the Plan.

4.                                      Class 4—OpCo General Unsecured Claims

(a)                                 Classification: Class 4 consists of OpCo General Unsecured Claims.

(b)                                 Treatment: Holders of Allowed OpCo General Unsecured Claims, in full, final, and complete satisfaction of such Claims, shall receive their Pro Rata share of (i) the Subscription Rights (to the extent they are Eligible

Holders of OpCo Unsecured Claims), (ii) the Reorganized OpCo Warrants, and (iii) the Unsecured Creditors Litigation Trust Proceeds.

(c)                                  Voting: Class 4 is Impaired, and Holders of Class 4 Claims will be entitled to vote to accept or reject the Plan.

5.                                      Class 5—OpCo Noteholder Unsecured Claims

(a)                                 Classification: Class 5 consists of OpCo Noteholder Unsecured Claims.

(b)                                 Treatment: Holders of Allowed OpCo Noteholder Unsecured Claims, in full, final, and complete satisfaction of such Claims, shall receive their Pro Rata share of (i) the Subscription Rights (to the extent they are Eligible Holders of OpCo Unsecured Claims), (ii) the Reorganized OpCo Warrants, and (iii) the Unsecured Creditors Litigation Trust Proceeds.

(c)                                  Voting: Class 5 is Impaired, and Holders of Class 5 Claims will be entitled to vote to accept or reject the Plan.

6.                                      Class 6—OpCo Credit Facility Deficiency Claims

(a)                                 Classification: Class 6 consists of the OpCo Credit Facility Deficiency Claims.

(b)                                 Treatment: Holders of Allowed OpCo Credit Facility Deficiency Claims, in full, final, and complete satisfaction of the rights that such Claims represent as against but only as against the OpCo Debtors and not in satisfaction of any amount owed to the Holders of OpCo Credit Facility Deficiency Claims by any obligor or guarantor under the OpCo Credit Facility that is not an OpCo Debtor, shall receive their Pro Rata share of the OpCo Lenders Litigation Trust Proceeds.

(c)                                  Voting: Class 6 is Impaired, and Holders of Class 6 Claims will be entitled to vote to accept or reject the Plan.

7.                                      Class 7—Insider Claims

(a)                                 Classification: Class 7 consists of the Insider Claims.

(b)                                 Treatment: To the extent that such Insider Claims are not avoided, equitably subordinated, recharacterized, or otherwise disallowed (provided, however, the Yung Entities reserve the right to contest any such avoidance, equitable subordination, recharacterization, or disallowance action), on the later of the Effective Date or the date on which an Insider Claim becomes an Allowed Insider Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Insider Claim, in full, final, and complete satisfaction of such Claim, shall receive, in Cash, their Pro Rata share of the Insider Claim Distribution; provided, however, the distribution to which a Holder of an Insider Claim is entitled may be, to the maximum extent permitted under applicable law, subject to setoff by a final judgment on an Insider Cause of Action.

(c)                                  Voting: Class 7 is Impaired, and Holders of Class 7 Claims will be entitled to vote to accept or reject the Plan.

8.                                      Class 8—Unsecured Convenience Class Claims

(a)                                 Classification: Class 8 consists of Unsecured Convenience Class Claims.

(b)                                 Treatment: On the later of the Effective Date or the date on which an Unsecured Convenience Class Claim becomes an Allowed Unsecured Convenience Class Claim, or, in each such case, as soon as practicable thereafter, each Allowed Unsecured Convenience Class Claim, in full, final, and complete satisfaction of such Claim, shall receive Cash equal to the lesser of (i) 2% of such Allowed Unsecured Convenience Class Claim and (ii) its Pro Rata share of $300,000.

(c)                                  Voting: Class 8 is Impaired, and Holders of Class 8 Claims will be entitled to vote to accept or reject the Plan.

9.                                      Class 9—LandCo Stock Pledge Claims

(a)                                 Classification: Class 9 consists of the LandCo Stock Pledge Claims.

(b)                                 Treatment: There shall be no distribution to Holders of LandCo Stock Pledge Claims.

(c)                                  Voting: Class 9 is Impaired, and the Holders of Class 9 Claims will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Class 9 Claims will not be entitled to vote to accept or reject the Plan.

10.                               Class 10—Intercompany Claims

(a)                                 Classification: Class 10 consists of Intercompany Claims.

(b)                                 Treatment: There shall be no distributions to Holders of Intercompany Claims; provided, however, subject to the terms of the Tropicana AC APA, the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, reserve the right to Reinstate any or all Intercompany Claims involving Claims by any OpCo Debtor against any OpCo Debtor.

(c)                                  Voting: Class 10 is Impaired, and the Holders of Class 10 Claims will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Class 10 Claims will not be entitled to vote to accept or reject the Plan.

11.                               Class 11—Yung Interests

(a)                                 Classification:  Class 11 consists of Yung Interests.

(b)                                 Treatment: On the Effective Date, Yung Interests shall be canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Yung Interests.

(c)                                  Voting: Class 11 is Impaired, and the Holders of Class 11 Interests will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Class 11 Claims will not be entitled to vote to accept or reject the Plan.

12.                               Class 12—JMBS Interests

(a)                                 Classification: Class 12 consists of the JMBS Interests.

(b)                                 Treatment: On the Effective Date, JMBS Interests shall be canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of JMBS Interests.

(c)                                  Voting: Class 12 is Impaired, and the Holders of Class 12 Interests will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Class 12 Interests will not be entitled to vote to accept or reject the Plan.

13.                               Class 13—Intercompany Interests

(a)                                 Classification: Class 13 consists of Intercompany Interests.

(b)                                 Treatment: There shall be no distributions to Holders of Intercompany Interests.  Nonetheless, except as otherwise set forth in the Plan, Intercompany Interests will not be canceled and, to implement the Plan, will be addressed as set forth in Article IV.G hereof.

(c)                                  Voting: Class 13 is Impaired, and the Holders of Class 13 Interests will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Class 13 Interests will not be entitled to vote to accept or reject the Plan.

C.                                    Acceptance or Rejection of the Plan

1.                                      Presumed Acceptance of Plan:  Classes 1 and 2 are Unimpaired and are, therefore, presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

2.                                      Voting Classes:  Each Holder of an Allowed Claim as of the Voting Record Date in each of the Voting Classes shall be entitled to vote to accept or reject the Plan.

3.                                      Acceptance by Impaired Classes of Claims:  Pursuant to section 1126(c) of the Bankruptcy Code, and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

4.                                      Presumed Rejection of Plan:  Classes 9, 10, 11, 12, and 13 are Impaired and shall receive no distribution under the Plan on account of their Claims or Interests and are, therefore, presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

5.                                      Tabulation of Ballots: The OpCo Debtors will tabulate all votes on the Plan on a consolidated basis for the purpose of determining whether the Plan satisfies section 1129(a)(8) and (10) of the Bankruptcy Code.  All votes on account of Allowed Claims shall be counted as if Filed against a single OpCo Estate.

6.                                      Confirmation Pursuant to Section 1129(a)(10) and 1129(b) of the Bankruptcy Code: Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims.  The OpCo Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

7.                                      Controversy Concerning Impairment:  If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE IV.

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

A.            Substantive Consolidation: The Plan shall serve as a motion by the OpCo Debtors seeking entry of a Final Order substantively consolidating all of the OpCo Estates into a single consolidated OpCo Estate for all purposes associated with Confirmation and Consummation.

If substantive consolidation of all of the OpCo Estates is ordered, then for all purposes associated with Confirmation and Consummation, all assets and liabilities of the OpCo Debtors shall be treated as though they were merged into the Estate of Tropicana, and all guarantees by any OpCo Debtor of the obligations of any other OpCo Debtor shall be considered eliminated so that any Claim and any guarantee thereof by any other OpCo Debtor, as well as any joint and several liability of any OpCo Debtor with respect to any other OpCo Debtor, shall be treated as one collective obligation of the OpCo Debtors.

Substantive consolidation shall not affect the legal and organizational structure of the Reorganized OpCo Debtors or their separate corporate existences or any prepetition or postpetition guarantees, Liens, or security interests that are required to be maintained under the Bankruptcy Code, under the Plan, or, in connection with contracts or leases that were assumed or entered into during the Chapter 11 Cases.  Any alleged defaults under any applicable agreement with the OpCo Debtors or the Reorganized OpCo Debtors arising from substantive consolidation under the Plan shall be deemed cured as of the Effective Date.

B.                                    Sources of Consideration for Plan Distributions:  The Reorganized OpCo Debtors shall fund distributions under the Plan with Cash on hand, including Cash from operations, existing assets, the OpCo Exit Facility, the Rights Offering, the issuance of Reorganized OpCo Common Stock, Reorganized OpCo Notes, and Reorganized OpCo Warrants, and the Litigation Trust Proceeds.

1.                                      OpCo Exit Facility:  On the Effective Date, the Reorganized OpCo Debtors shall enter into the OpCo Exit Facility (subject to satisfaction of the conditions in Article X.B.2 and Article X.B.3).  The proceeds of the OpCo Exit Facility shall be used as follows: (a) to repay the DIP Facility; (b) to pay Cash amounts required under the Plan; (c) to provide for the Reorganized OpCo Debtors’ capital expenditure and liquidity needs; and (d) if excess proceeds are available, to fund the OpCo Payment.

2.                                      Rights Offering:  Subject to the terms below, Eligible Holders of OpCo Unsecured Claims shall have the right to purchase Reorganized OpCo Common Stock at a price per share equal to the Subscription Purchase Price.  The Rights Offering Proceeds shall be used to redeem shares of Reorganized OpCo Common Stock from the Redeeming Holders, and excess Rights Offering Proceeds, if any, shall be transferred to Reorganized OpCo Corporation and used for general corporate purposes.  Subscription to the Rights Offering and election to opt out of the stock redemption must occur on or before the Rights Offering Expiration Date.  On the Effective Date, and provided aggregate subscriptions in an amount of at least $100 million are received, the Rights Offering Holding Period shall commence, and the Transfer Agent shall withhold the Redemption Shares from any distributions to Redeeming Holders, and the Securities Voting Agent shall hold any Rights Offering Proceeds for the duration of the Rights Offering Holding Period.  The Rights Offering shall be consummated on the Tropicana AC Transfer Date.  The Rights Offering Proceeds shall be used to redeem the Reorganized OpCo Common Stock from Redeeming Holders on a Pro Rata basis.  If the Tropicana AC Transfer has not occurred within thirty days following the Effective Date, then as soon as practicable thereafter, the Securities Voting Agent shall cause the distribution of the Redemption Shares to the Redeeming Holders and shall return the Rights Offering Proceeds to the Rights Offering Participants, without interest.

3.                                      Reorganized OpCo Common Stock: Reorganized OpCo Corporation shall issue the Reorganized OpCo Common Stock for distribution to Holders of Allowed OpCo Credit Facility Secured Claims in partial satisfaction of such OpCo Credit Facility Secured Claims.  Reorganized OpCo Corporation shall also issue the Reorganized OpCo Common Stock to be distributed in accordance with the Tropicana AC APA in partial satisfaction of such OpCo Credit Facility Claims as provided in the Tropicana AC APA.  Shares of Reorganized OpCo Common Stock shall also be offered and sold pursuant to the Rights Offering and shares shall be reserved for the OpCo Management and Director Equity Incentive Program.

4.             Reorganized OpCo Notes: On the Effective Date, Reorganized OpCo Corporation shall issue the Reorganized OpCo Notes for distribution to Holders of Allowed OpCo Credit Facility Secured Claims.

5.             Litigation Trust:  There shall be a single Litigation Trust that shall hold all of the Insider Causes of Action held by either the OpCo Debtors or the LandCo Debtors.  The initial Trustee (as defined in the Litigation Trust Agreement) shall be appointed by at least three (3) of the five (5) individuals identified on Annex A and Annex B to the Litigation Trust Agreement as voting members of the Litigation Trust Committee on or as soon as reasonably practicable after the Trust Effective Date (as defined in the Litigation Trust Agreement).  In connection with the transfer of the Insider Causes of Action to the Litigation Trust, any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) related  to the Insider Causes of Action will vest in the Litigation Trust and its representatives, and the Debtors, the Creditors Committee, the Litigation Trust, and the Litigation Trust Committee are authorized to take all necessary actions to effectuate the transfer of such privileges.  The Litigation Trust shall operate solely for the purpose of pursuing such Insider Causes of Action and distributing the Litigation Trust Proceeds from any judgments, settlements, or recoveries; the Litigation Trust shall have no objective to engage in the conduct of any trade or business.  The Litigation Trust shall be governed by the Litigation Trust Committee pursuant to the terms of the Litigation Trust Agreement.  The Litigation Trust Proceeds shall be allocated as between the Litigation Trust Beneficiaries on account of Claims against the OpCo Debtors on one hand, and the Litigation Trust Beneficiaries on account of Claims against the LandCo Debtors and each of their respective successors, assigns, and heirs in the aggregate, on the other hand, on a Pro Rata basis determined by reference to the relative amounts of the OpCo Credit Facility Deficiency Claim and the LandCo Credit Facility Deficiency Claim, and such Litigation Trust Proceeds allocated to the Creditors of the OpCo Debtors shall be distributed Pro Rata to the Litigation Trust Beneficiaries with Claims against the OpCo Debtors in full or partial satisfaction of such Claims.  Any Litigation Trust Proceeds to be distributed to the Holders of Allowed LandCo General Unsecured Claims, Allowed LandCo Credit Facility Deficiency Claims, or Allowed Insider Claims against the LandCo Debtors shall be kept in the Litigation Trust Reserve until such time as a LandCo Plan is confirmed and becomes effective providing for such distributions from the Litigation Trust.  In the event that a LandCo Plan is confirmed, but does not provide for a distribution for Allowed LandCo General Unsecured Claims, Allowed LandCo Credit Facility Deficiency Claims, or Allowed Insider Claims against the LandCo Debtors from the Litigation Trust upon the terms set forth in the LandCo Plan, then any such amounts in the Litigation Trust Reserve shall be distributed to Holders of Class 4, Class 5, and Class 6 Claims in the same manner contemplated by Article III.B.4(b), Article III.B.5(b), and Article III.B.6(b) hereof.

Neither the transfer of the Insider Causes of Action to the Litigation Trust nor the provisions of Article VIII of the Plan shall affect negatively or abrogate the rights, if any (provided that inclusion of this clause shall not constitute an admission that the Yung Entities possess the rights to be asserted as described below), of any Yung Entity as against any or all of the Debtors, the Reorganized OpCo Debtors, or the ICA Parties to:  (a) assert defenses to the Insider Causes of Action (including defenses that the Yung Entities held against the Debtors prior to Confirmation, and including, without limitation, judgment reduction, laches, or in pari delicto); (b) assert Claims or Causes of Action (including those held against the Debtors prior to

Confirmation) to the extent that the purpose of such assertion is to limit, reduce, or defeat the liability of such Yung Entity in any Insider Causes of Action (and not to obtain any affirmative or monetary recovery) including, without limitation, (i) for breach of contract, fraud, fraudulent inducement, fraudulent misrepresentation, and negligent misrepresentation, (ii) for indemnification, subrogation, or contribution, (iii) for respondeat superior or vicarious liability arising out of the acts or omissions of any officer, director, employee, or agent of any Debtor or ICA Party, or (iv) arising under section 502(h) of the Bankruptcy Code; (c) prosecute Proofs of Claims or requests for administrative expenses filed on or before the applicable Bar Date; or (d) initiate discovery (including against the Debtors and the Reorganized OpCo Debtors) in connection with Insider Causes of Action; provided however, the Debtors, the Reorganized OpCo Debtors, the ICA Parties, the Litigation Trust, all Entities, and all parties-in-interest reserve any and all rights to challenge such defenses, Claims, Causes of Action, or discovery.

6.          Reorganized OpCo Warrants:  On the Effective Date, except as otherwise set forth in the Plan, Reorganized OpCo Corporation shall issue the Reorganized OpCo Warrants for distribution to Holders of Allowed OpCo General Unsecured Claims and Allowed OpCo Noteholders Unsecured Claims.

C.            Issuance and Distribution of the Reorganized OpCo Securities: On or prior to the Effective Date, Reorganized OpCo Corporation shall issue or reserve for issuance all Reorganized OpCo Securities required to be issued pursuant hereto.  Subject to the terms of the Tropicana AC APA, relating to the Reorganized OpCo Securities to be issued pursuant thereto, on the Distribution Date, the Reorganized OpCo Debtors will distribute any Reorganized OpCo Securities required to be distributed pursuant hereto.  The Reorganized OpCo Securities to be issued pursuant to the Plan, including those to be issued in accordance with the Tropicana AC APA, will be issued exempt from registration under the Securities Act or any similar federal, state, or local law either pursuant to section 1145 of the Bankruptcy Code or section 4(2) of the Securities Act; provided, however, that Subscription Rights issued under the Plan (and the Reorganized OpCo Common Stock to be issued pursuant to such Subscription Rights) will be issued pursuant to the private placement exemption set forth in the Securities Act.  All of the Reorganized OpCo Securities issued pursuant to the Plan shall be duly authorized, validly issued, and, if applicable, fully paid and non-assessable.  Each distribution and issuance referred to in Article VII hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

D.            OpCo Credit Facility Deficiency Claims: As set forth in Article III.B.5(b) hereof, the satisfaction and discharge of the OpCo Credit Facility Deficiency Claims under the Plan are only to the extent such claims are against the OpCo Debtors and not to the extent such amounts are owed by any obligor or guarantor under the OpCo Credit Facility that is not an OpCo Debtor.

E.            Corporate Existence: Except as otherwise provided in the Plan, each OpCo Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable OpCo Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by or in accordance with the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval.

F.            Vesting of Assets in the Reorganized OpCo Debtors: Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated therein, and except to the extent transferred pursuant to the Tropicana AC Sale, on the Effective Date, all property in each OpCo Estate, all Causes of Action, and any property acquired by any of the OpCo Debtors pursuant to the Plan shall vest in each respective Reorganized OpCo Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens, if any, specifically granted to secure the OpCo Exit Facility).  On and after the Effective Date, except as otherwise provided in the Plan and subject to the Litigation Trust Agreement, each Reorganized OpCo Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

G.            Intercompany Interests: Except as otherwise provided in the Plan, Intercompany Interests shall be retained, and the legal, equitable, and contractual rights to which the Holders of such Intercompany Interests are entitled shall remain unaltered in order to implement the Plan.

H.            Cancellation of Notes and Interests: On the Effective Date, the obligations of the OpCo Debtors under all notes, stock, instruments, Certificates, and other documents evidencing the OpCo Credit Facility shall be fully released and discharged; provided, however, notwithstanding the foregoing or any other provision in the Plan, the OpCo Credit Facility will continue in full force and effect for any and all purposes relating to:  (a) Tropicana AC, including, but not limited to, the Tropicana AC Sale in an amount up to $700 million (with such figure not equating to the OpCo Credit Facility Deficiency Claim), and provided further that the OpCo Credit Facility shall be fully released and discharged upon the later of the Effective Date and the closing of the Tropicana AC Sale; (b) the right of the OpCo Agent, any OpCo Lender, or any Lender (under, and as defined in, the OpCo Credit Facility) against any other OpCo Lender or Lender for indemnification or contribution under the OpCo Credit Facility to the extent permitted by the OpCo Credit Facility; and (c) sharing of distributions pursuant to the terms of the OpCo Credit Facility, including, without limitation, Section 2.18 of the OpCo Credit Facility.  The OpCo Credit Facility shall continue in full force and effect for any and all purposes against any party that is not a Released Party or Exculpated Party.

On the Effective Date, except as otherwise provided in the Plan, all notes, stock, instruments, Certificates, and other documents evidencing the Subordinated Notes Indenture (except for as against the New Jersey Entities), the LandCo Credit Facility (with respect to the OpCo Debtors only), and the Interests (other than the Intercompany Interests as set forth in the Plan), shall be canceled, and the obligations of the OpCo Debtors thereunder or in any way related thereto shall be fully released and discharged.  On the Effective Date, except to the extent otherwise provided herein, any indenture relating to any of the foregoing, including, without limitation, the Subordinated Notes or the Subordinated Notes Indenture, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the OpCo

Debtors thereunder shall be fully released and discharged without the need for any further order of the Bankruptcy Court; provided, however, that the Subordinated Notes and the Subordinated Notes Indenture shall continue in full force and effect as to the New Jersey Entities.  Except as otherwise provided herein, the Subordinated Notes Indenture will continue in effect solely for the following purposes and otherwise subject to terms of the Plan:  (a) allowing distributions to be made under the Plan in accordance with the Subordinated Notes Indenture, and the Indenture Trustee to perform such other necessary functions with respect thereto and to have the benefit of all the protections and other provisions of the Subordinated Notes Indenture in doing so; (b) permitting the Indenture Trustee to maintain or assert any right or Charging Lien it may have with respect to distributions to the Holders of the OpCo Noteholder Unsecured Claims pursuant to the terms of the Plan for the Indenture Trustee Fees and Expenses, any reasonable fees and expenses of the Indenture Trustee (including reasonable fees and expenses of its counsel and other professionals) incurred in making distributions pursuant to the Plan, and any reasonable fees and expenses of the Indenture Trustee (including reasonable fees and expenses of its counsel and other professionals) incurred in responding to any objection by the Debtors to the Indenture Trustee Fees and Expenses; (c) permitting the Indenture Trustee to maintain and enforce any right to indemnification, contribution, or other Claim it may have under the Subordinated Notes Indenture; and (d) permitting the Indenture Trustee to exercise its rights and obligations relating to the interests of the Holders of OpCo Noteholder Unsecured Claims and its relationship with the Holders of OpCo Noteholder Unsecured Claims pursuant to the Subordinated Notes Indenture, including its right to appear and be heard in the Chapter 11 Cases; provided, however, that all Entities, including the OpCo Debtors and the Reorganized OpCo Debtors, reserve all rights with respect to any such Claims or actions.

I.             Restructuring Transactions: On or prior to the Effective Date (or thereafter in the case of the Tropicana AC Sale), pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, Reorganized OpCo Corporation shall, through one or more subsidiaries or affiliated partnerships, and as described in the Plan Supplement, acquire the assets of Tropicana, certain of its OpCo Debtor subsidiaries, certain other OpCo Debtors, and the Tropicana AC Entities in exchange for: (1) the Reorganized OpCo Common Stock, the Reorganized OpCo Notes, and the Reorganized OpCo Warrants; and (2) the assumption of all liabilities of Tropicana and such Affiliates incurred after the Petition Date to the extent not paid on or prior to the Effective Date. The Restructuring Transactions, other than certain transactions provided for in the Tropicana AC APA, shall constitute taxable transactions.  The Plan Supplement will contain a description of all relevant Restructuring Transactions that will occur pursuant to the Plan.  Furthermore, on the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized OpCo Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates of incorporation (or other formation documents), merger, or consolidation with the appropriate governmental authorities pursuant to applicable law; and (d) all other actions that the Reorganized OpCo Debtors determine are necessary or appropriate.

J.             Post-Confirmation Property Sales: To the extent the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, sell any of their property prior to or including the date that is one year after Confirmation, the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, may elect to sell such property pursuant to sections 363, 1123, and 1146(a) of the Bankruptcy Code.

K.            Corporate Action: Each of the matters provided for by the Plan involving the corporate structure of the OpCo Debtors or corporate or related actions to be taken by or required of the Reorganized OpCo Debtors shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan (except to the extent otherwise indicated), and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by Holders of Claims or Interests, directors or managers of the OpCo Debtors or any other Entity.  Without limiting the foregoing, such actions may include:  (1) the adoption and filing of the Reorganized OpCo Charter and the Reorganized OpCo Bylaws; (2) the appointment of directors, managers, and officers for the Reorganized OpCo Debtors; and (3) the adoption, implementation, and amendment of the OpCo Management and Director Equity Incentive Program.

L.            Certificate of Incorporation and Bylaws: The certificates of incorporation and bylaws (or other formation documents relating to limited liability companies) of the OpCo Debtors shall be amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code.  On or prior to, or as soon as reasonably practicable after, the Effective Date, each of the Reorganized OpCo Debtors shall file new certificates of incorporation, certificates of formation, or similar documents with the secretary of state (or equivalent state officer or entity) of the state under which each of the Reorganized OpCo Debtors is or is to be incorporated or formed, among other things, in compliance with section 1123(a)(6) of the Bankruptcy Code.  After the Effective Date, each Reorganized OpCo Debtor may file a new, or amend and restate its existing, certificate of incorporation, charter, and other constituent documents as permitted by the relevant state corporate law.

M.           Effectuating Documents and Further Transactions: On and after the Effective Date, the Reorganized OpCo Debtors, and the officers and members of the Reorganized OpCo Board, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized OpCo Debtors, without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity except for those expressly required pursuant to the Plan.

N.            Exemption from Certain Transfer Taxes and Recording Fees: Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from an OpCo Debtor to a Reorganized OpCo Debtor or to any Entity in accordance with, in contemplation of, in connection with the Plan, or pursuant to: (1) the Restructuring Transactions; (2) the issuance, distribution, transfer, or exchange of any debt, Equity Security, or other Interest in the OpCo Debtors or the Reorganized OpCo Debtors; (3) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; or (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

O.            Directors and Officers of Reorganized OpCo Corporation: The Reorganized OpCo Board shall consist of seven members.  The Reorganized OpCo Board shall be comprised of six independent members chosen by the OpCo Lenders, plus the chief executive officer of Reorganized OpCo Corporation.  The Reorganized OpCo Board (other than the chief executive officer) will meet the standards of independence set by the Securities and Exchange Commission, the rules of the New York Stock Exchange or NASDAQ, and relevant state gaming laws and regulations.  Any directors designated pursuant to this section shall be subject to approval of the Bankruptcy Court in accordance with section 1129(a)(5) of the Bankruptcy Code.  Additionally, in accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of any Entity proposed to serve as an officer, director, or manager of Reorganized OpCo Corporation shall have been disclosed at or before the Confirmation Hearing.

P.            Directors and Officers of Reorganized OpCo Debtors Other than Reorganized OpCo Corporation:  Unless otherwise provided in the OpCo Debtors’ disclosure pursuant to section 1129(a)(5) of the Bankruptcy Code, the directors, managers, and officers of each of the OpCo Debtors other than Reorganized OpCo Corporation shall continue to serve in their current capacities after the Effective Date.  The classification and composition of the boards of directors and boards of managers of the Reorganized OpCo Debtors other than Reorganized OpCo Corporation shall be consistent with their respective new certificates of incorporation and bylaws.  Each such directors, managers, or officers, shall serve from and after the Effective Date pursuant to the terms of such new certificate of incorporation, bylaws, other constituent documents, and applicable state corporation law.  In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of any Entity proposed to serve as a director, a manager, or an officer of the Reorganized OpCo Debtors other than Reorganized OpCo Corporation shall have been disclosed at or before the Confirmation Hearing.

Q.            Director and Officer Liability Insurance: On or before the Effective Date, the Reorganized OpCo Debtors will obtain sufficient tail coverage under a directors’, managers’, and officers’ liability insurance policy for a period of six years after the Effective Date for the OpCo Debtors’  current and former directors and officers serving from and after the Petition Date; provided, however, the Yung Entities shall not be entitled to such coverage.

R.            OpCo Management and Director Equity Incentive Program: On the Effective Date, 7% of the Reorganized OpCo Common Stock, on a fully-diluted basis, shall be reserved for issuance as grants of stock, restricted stock, options, or stock appreciation rights or similar equity awards in connection with the OpCo Management and Director Equity Incentive Program.

S.             Creation of Professional Fee Escrow Account: On the Effective Date, the Reorganized OpCo Debtors shall establish the Professional Fee Escrow Account and reserve an amount necessary to pay all of the Accrued Professional Compensation.

T.            Employee and Retiree Benefits: Except as otherwise set forth in the Plan, on and after the Effective Date, the Reorganized OpCo Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans for, among other things, compensation (including equity based and bonus compensation), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the OpCo Debtors who served in such capacity at any time; (2) distribute or reallocate any unused designated employee success fee and bonus funds related to Confirmation and Consummation in the ordinary course of their business; and (3) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date.  Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized OpCo Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all Retiree Benefits, if any, shall continue to be paid in accordance with applicable law.

U.            Preservation of Rights of Action: In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized OpCo Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized OpCo Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized OpCo Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized OpCo Debtors.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, will not pursue any and all available Causes of Action against them.  The OpCo Debtors and the Reorganized OpCo Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized OpCo Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of, the Confirmation or the Consummation.

The Reorganized OpCo Debtors reserve and shall retain the foregoing Causes of Action notwithstanding the rejection of any executory contract or unexpired lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that an OpCo Debtor may hold against any Entity shall vest in the Reorganized OpCo Debtors, as the case may be.  The applicable Reorganized OpCo Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized OpCo Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.  The foregoing retained Causes of Action do not include the Insider Causes of Action, as such Insider Causes of Action belong to the Litigation Trust, as provided in Article IV.B.

V.            Tropicana AC Sale: After the Effective Date, Reorganized OpCo Corporation, either directly or through one or more subsidiaries or affiliated partnerships, and as described in the Tropicana AC APA and the Plan Supplement, shall acquire the Tropicana AC Assets and assume certain liabilities of the Tropicana AC Entities, and the other transactions contemplated by the Tropicana AC APA shall take place in accordance therewith.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.            Assumption and Rejection of Executory Contracts and Unexpired Leases: Except as otherwise provided in the Plan, the OpCo Debtors’ executory contracts or unexpired leases not assumed or rejected pursuant to a Final Order prior to the Effective Date shall be deemed rejected pursuant to sections 365 and 1123 of the Bankruptcy Code, except for those executory contracts or unexpired leases: (1) listed on the schedule of “Assumed Executory Contracts and Unexpired Leases” in the Plan Supplement; (2) listed on the schedule of “Rejected Executory Contracts and Unexpired Leases” in the Plan Supplement; (3) that are Intercompany Contracts, in which case such Intercompany Contracts are deemed automatically assumed by the applicable OpCo Debtor as of the Effective Date, unless such Intercompany Contract: (a) previously was rejected by the OpCo Debtors pursuant to a Final Order; (b) is the subject of a motion to reject pending on the Effective Date; or (c) is listed on the schedule of “Rejected Executory Contracts and Unexpired Leases” in the Plan Supplement; (4) that are the subject of a motion to assume or reject pending on the Effective Date (in which case such assumption or rejection and the effective date thereof shall remain subject to a Final Order); (5) that are subject to a motion to reject with a requested effective date of rejection after the Effective Date; or (6) that are otherwise expressly assumed or rejected pursuant to the Plan.  Entry of the Confirmation Order shall constitute a Final Order approving the assumptions or rejections of such executory contracts or unexpired leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated, all assumptions or rejections of executory contracts and unexpired leases in the Plan are effective as of the Effective Date.  Each such executory contract and unexpired lease assumed pursuant to the Plan or by Final Order but not assigned to a third party prior to the Effective Date shall revest in, and be fully enforceable by, the applicable contracting Reorganized OpCo Debtor in accordance with its terms, except as such terms may have been modified by the Plan or such Final Order.  Notwithstanding anything to the contrary in the Plan, the OpCo Debtors, or the Reorganized OpCo Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the schedules of executory contracts or unexpired leases identified in Article V and in the Plan Supplement at any time through and including the later of thirty days after the Effective Date.

B.            Indemnification Obligations: Each Indemnification Obligation of directors, officers, and employees of the OpCo Debtors (other than the Yung Entities) who served in such capacity on or after the Petition Date shall be assumed by the applicable OpCo Debtor, effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such Indemnification Obligation is executory, unless such Indemnification Obligation previously was rejected by the OpCo Debtors pursuant to a Final Order or is the subject of a motion to reject pending on the Effective Date.  Notwithstanding the foregoing, an Indemnification Obligation in favor of any Entity who as of the Petition Date no longer was a director, officer, or employee of an OpCo Debtor shall terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise, as of the Effective Date; provided, however, that the Reorganized OpCo Debtors reserve the right to honor or reaffirm Indemnification Obligations other than those rejected or terminated by a prior or subsequent Final Order of the Bankruptcy Court (other than the Yung Entities), whether or not executory, in which case such honoring or reaffirmation shall be in complete satisfaction, discharge, and release of any Claim on account of such Indemnification Obligation.  Each Indemnification Obligation that is assumed, deemed assumed, honored, or reaffirmed shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.

C.            Cure of Defaults for Assumed Executory Contracts and Unexpired Leases: With respect to each of the OpCo Debtors’ executory contracts or unexpired leases listed on the schedule of “Assumed Executory Contracts and Unexpired Leases” in the Plan Supplement, the OpCo Debtors shall have designated a proposed Cure, and the assumption of such executory contract or unexpired lease may be conditioned upon the disposition of all issues with respect to such Cure.  Any provisions or terms of the OpCo Debtors’ executory contracts or unexpired leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure, or by an agreed-upon waiver of such Cure.  Except with respect to executory contracts and unexpired leases in which the OpCo Debtors and the applicable counterparties have stipulated in writing to payment of Cure, all requests for payment of Cure that differ from the amounts proposed by the OpCo Debtors must be Filed with the Claims and Solicitation Agent on or before the Cure Bar Date.  Any request for payment of Cure that is not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Reorganized OpCo Debtor without the need for any objection by the Reorganized OpCo Debtors or further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim for Cure shall be deemed fully satisfied, released, and discharged upon payment of the amounts listed on the OpCo Debtors’ proposed Cure schedule, notwithstanding anything included in the Schedules or in any Proof of Claim to the contrary; provided, however, that nothing shall prevent the Reorganized OpCo Debtors from paying any Cure despite the failure of the relevant counterparty to timely File such request for payment of such Cure.  The Reorganized OpCo Debtors also may settle any Cure without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

If the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, object to any Cure, or any other matter related to assumption as disputed, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues.  If there is a dispute regarding such Cure, the ability of the Reorganized OpCo Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter relating to assumption, then payment of the Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, and the counterparty to the executory contract or unexpired lease.  Any counterparty to an executory contract and unexpired lease that fails to object timely to the proposed assumption of any executory contract or unexpired lease will be deemed to have consented to such assumption.  The OpCo Debtors or the Reorganized OpCo Debtors, as applicable, reserve the right either to reject, or nullify the assumption of, any executory contract or unexpired lease no later than thirty days after a Final Order determining the Cure, any request for adequate assurance of future performance required to assume such executory contract or unexpired lease, and any other matter related to assumption.

Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full, final, and complete release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time prior to the effective date of assumption.  Anything in the Schedules and any Proofs of Claim Filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

D.            Preexisting Obligations to the OpCo Debtors Under Executory Contracts and Unexpired Leases:  Rejection of any executory contract or unexpired lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, under such contracts or leases.

E.            Claims Based on Rejection of Executory Contracts and Unexpired Leases:  Unless otherwise provided by a Final Order of the Bankruptcy Court, any Proofs of Claim asserting Claims arising from the rejection of the OpCo Debtors’ executory contracts and unexpired leases pursuant to the Plan or otherwise must be Filed with the Claims and Solicitation Agent no later than thirty days after the later of the Effective Date or the effective date of rejection.  Any Proofs of Claim arising from the rejection of the OpCo Debtors’ executory contracts or unexpired leases that are not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Reorganized OpCo Debtor without the need for any objection by the Reorganized OpCo Debtors or further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the executory contract or unexpired lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.  All Allowed Claims arising from the rejection of the OpCo Debtors’ executory contracts and unexpired leases shall be classified as Rejection Damages Claims and shall be treated in accordance with Article III of the Plan.

F.            Director and Officer Liability Insurance Policies: As of the Effective Date, the Reorganized OpCo Debtors shall assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code.  Notwithstanding anything to the contrary contained in the Plan, Confirmation shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies (except that the Reorganized OpCo Debtors shall not assume any indemnity obligations to the Yung Entities), and each such indemnity obligation will be deemed and treated as an executory contract that has been assumed by the Reorganized OpCo Debtors under the Plan as to which no Proof of Claim need be Filed.

G.            Intercompany Contracts, Contracts, and Leases Entered into After the Petition Date and Executory Contracts and Unexpired Leases Assumed: Intercompany Contracts, contracts, and leases entered into after the Petition Date by any OpCo Debtor, and any executory contracts and unexpired leases assumed by any OpCo Debtor may be performed by the applicable Reorganized OpCo Debtor in the ordinary course of business.

H.            Modifications, Amendments, Supplements, Restatements, or Other Agreements: Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to executory contracts and unexpired leases that have been executed by the OpCo Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.             The Evansville Lease Amendment: Notwithstanding anything to the contrary in the Plan, upon the Effective Date, the Reorganized OpCo Debtors shall be authorized to enter into the Evansville Lease Amendment.

J.             Reservation of Rights: Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the OpCo Debtors that any such contract or lease is in fact an executory contract or unexpired lease or that any Reorganized OpCo Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, shall have thirty days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

K.            Non-Occurrence of the Effective Date: Pending the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

A.            Allowance of Claims: After the Effective Date, each Reorganized OpCo Debtor shall have and retain any and all rights and defenses such OpCo Debtor had with respect to any Claim or Interest immediately prior to the Effective Date, including the Causes of Action referenced in Article IV.U hereof.

B.            Claims and Interests Administration Responsibilities: Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized OpCo Debtors and the Litigation Trust (as to the Litigation Trust, to the extent set forth in Section 4.11 of the Litigation Trust Agreement) shall have the exclusive authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

C.            Estimation of Claims: Before or after the Effective Date, the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any Entity previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection.  Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court.  In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized OpCo Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.

D.            Adjustments to Claims Without Objection: Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized OpCo Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.  Additionally, any Claim that is duplicative or redundant with another Claim against the same OpCo Debtor or any Claim that is duplicative or redundant with another Claim after substantive consolidation of any of the OpCo Debtors may be adjusted or expunged on the Claims Register by the Reorganized OpCo Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

E.            Disallowance of Claims or Interests: Any Claims or Interests held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that are transferees of transfers avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims and Interests may not receive any distributions on account of such Claims and Interests until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the OpCo Debtors by that Entity have been turned over or paid (and in the case of the Insider Causes of Action, paid to the Litigation Trust).  All Claims Filed on account of an Indemnification Obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such Indemnification Obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.  All Claims Filed on account of an employee benefit referenced in Article IV.S hereof shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent the Reorganized OpCo Debtors elect to honor such employee benefit, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

EXCEPT AS PROVIDED HEREIN OR OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS ON OR BEFORE THE CONFIRMATION HEARING SUCH LATE CLAIM HAS BEEN DEEMED TIMELY FILED BY A FINAL ORDER.

F.            Offer of Judgment: The Reorganized OpCo Debtors are authorized to serve upon a Holder of a Claim an offer to allow judgment to be taken on account of such Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 shall apply to such offer of judgment.  To the extent the Holder of a Claim must pay the costs incurred by the Reorganized OpCo Debtors after the making of such offer, the Reorganized OpCo Debtors are entitled to setoff such amounts against the amount of any distribution to be paid to such Holder without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

G.            Amendments to Claims: On or after the Effective Date, except as provided herein, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized OpCo Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.            Distributions on Account of Claims Allowed as of the Effective Date: Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date shall be made on the Distribution Date; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the OpCo Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the OpCo Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice; provided, further, however, that any distributions to be made under the Plan that would violate any applicable state laws shall not be made.

B.            Distributions on Account of Claims Allowed After the Effective Date

1.             Payments and Distributions on Disputed Claims: Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, distributions under the Plan on account of Disputed Claims that become Allowed after the Effective Date shall be made on the Periodic Distribution Date that is at least thirty days after the Disputed Claim becomes an Allowed Claim or Interest; provided, however, that Disputed Administrative Claims with respect to liabilities incurred by the OpCo Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the OpCo Debtors on or before the Effective Date that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice; provided, further, however, that any distributions to be made under the Plan that would violate any applicable state laws shall not be made.

2.             Special Rules for Distributions to Holders of Disputed Claims: Notwithstanding any provision in the Plan, except as otherwise agreed by the relevant parties:  (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on any Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Disputed Claim has been Allowed.  Notwithstanding the foregoing or any other provision in the Plan:  (x) no Claim asserted by any Yung Entity constitutes an Allowed Claim under the terms of the Plan, (y) no distribution shall be made on any Claim asserted by any Yung Entity until such Claim is Allowed by order of the Bankruptcy Court, or by agreement between the Yung Entity, the Reorganized OpCo Debtors, and the Litigation Trust Committee; and (z) the transfer of the Insider Causes of Action to the Litigation Trust shall not affect negatively or abrogate the rights, if any (provided that inclusion of this clause shall not constitute an admission that the Debtors, the Reorganized OpCo Debtors, or the Litigation Trust possess the rights to be asserted as described below), of:  (i) the Debtors, the Reorganized OpCo Debtors, and/ or the Litigation Trust (as successor to the Debtors), to refuse, object to, or withhold any distribution on any Claim asserted by a Yung Entity for any reason, including but not limited to, setoff, offset, or netting against the amount of judgment entered in any and all Insider Causes of Action against any of the Yung Entities on a dollar-for-dollar basis, or (ii) each Yung Entity to contest such refusal, objection, or withholding.

In the event that there are Disputed OpCo General Unsecured Claims requiring adjudication and resolution, the Reorganized OpCo Debtors shall establish appropriate reserves of Reorganized OpCo Securities for potential payment of such Claims pursuant to Article VII.B.3.  Subject to Article VII, all distributions made pursuant to the Plan on account of an Allowed Claim shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Holders of Allowed Claims included in the applicable Class.

3.             Reserve for Reorganized OpCo Securities: On the Effective Date, the Reorganized OpCo Debtors shall maintain Reorganized OpCo Security Reserves for each category of Reorganized OpCo Securities to make distributions of such Reorganized OpCo Securities pursuant to the terms of the Plan.  The amount of Reorganized OpCo Securities withheld as a part of each Reorganized OpCo Security Reserve for the benefit of a Holder of a Disputed Claim shall be equal to the lesser of the amount set forth in the following clause (a) and the amount set forth in the following clause (b): (a) (i) if no estimation is made by the Bankruptcy Court pursuant to Article VI.C hereof, the number of Reorganized OpCo Securities necessary to satisfy the distributions required to be made pursuant to the Plan based on the asserted amount of the Disputed Claim or, if the Claim is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code as of the Distribution Record Date, the amount that the Reorganized OpCo Debtors elect in their sole discretion to withhold on account of such Claim in the Reorganized OpCo Security Reserve; or (ii) the number of Reorganized OpCo Securities necessary to satisfy the distributions required to be made pursuant to the Plan for such Disputed Claim based on an amount as estimated by and set forth in a Final Order for purposes of allowance and distributions; and (b) the number of Reorganized OpCo Securities necessary to satisfy the distributions required to be made pursuant to the Plan based on an amount as may be agreed upon by the Holder of such Disputed Claim and the Reorganized OpCo Debtors.  As Disputed Claims are Allowed, the Distribution Agent shall distribute, in accordance with the terms of the Plan, the appropriate Reorganized OpCo Securities to Holders of Allowed Claims, and the appropriate Reorganized OpCo Security Reserve shall be adjusted accordingly.

4.             Tax Reporting Matters: Subject to definitive guidance from the Internal Revenue Service or an applicable court to the contrary (including the receipt by the Reorganized OpCo Debtors of a private letter ruling or the receipt of an adverse determination by the Internal Revenue Service upon audit, if not contested by the Reorganized OpCo Debtors), the Reorganized OpCo Debtors shall treat each Reorganized OpCo Security Reserve as a single trust, consisting of separate and independent securities to be established with respect to each Disputed Claim, in accordance with the trust provisions of the Internal Revenue Code, and, to the extent permitted by law, shall report consistently with the foregoing for federal, state, and local tax purposes.  All Holders of Claims shall report, for federal, state, and local tax purposes, consistently with the foregoing.

C.                                    Delivery of Distributions

1.             Record Date for Distributions: On the Distribution Record Date, the Claims Register shall be closed and any Distribution Agent shall instead be authorized and entitled to recognize only those Holders of Claims listed on the Claims Register as of the close of business on the Distribution Record Date.  If a Claim, other than one based on a publicly traded security, is transferred at any time or on any day that is after the day that is twenty days before the Distribution Record Date, and the relevant transfer form is provided to the Reorganized OpCo Debtors and the Distribution Agent at least five Business Days prior to any distribution and contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor, the Distribution Agent shall make distributions to the transferee.

2.             Delivery of Distributions in General: Except as otherwise provided in the Plan, and notwithstanding any authority to the contrary, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date by the Distribution Agent: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) to the signatory set forth on any of the Proofs of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Distribution Agent after the date of any related Proof of Claim; (d) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and the Distribution Agent has not received a written notice of a change of address; or (e) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf.  Except as set forth herein, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.  The OpCo Debtors, the Reorganized OpCo Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

3.             Delivery of Distributions to Holders of Allowed OpCo Noteholder Unsecured Claims: All distributions to Holders of Allowed OpCo Noteholder Unsecured Claims shall be governed by the Subordinated Notes Indenture and shall be deemed completed when (a) made to the Indenture Trustee or (b) with the prior consent of the Indenture Trustee, made through the facilities of DTC, if applicable.  If the Debtors and the Indenture Trustee agree that the Indenture Trustee shall serve as the Distribution Agent, all distributions on account of OpCo Noteholder Unsecured Claims shall be made: (a) to the Indenture Trustee; or (b) with the prior written consent of the Indenture Trustee, through the facilities of DTC (if applicable).  If a distribution is made to the Indenture Trustee, the Indenture Trustee shall administer the distribution in accordance with the Plan and the Subordinated Notes Indenture and shall be compensated for all of its reasonable services and disbursements related to distributions pursuant to the Plan (and for the related reasonable fees and expenses of any counsel or professional engaged by the Indenture Trustee with respect to administering or implementing such distributions), by the OpCo Debtors, the Reorganized OpCo Debtors, or the Litigation Trustee, as appropriate, in the ordinary course upon the presentation of invoices by such Indenture Trustee for such services.  The compensation of the Indenture Trustee for services relating to distributions under the Plan shall be made without the need for filing any application or request with, or approval by, the Bankruptcy Court.  Distributions made by the Indenture Trustee to the record Holders of the Subordinated Notes, and in turn by the record Holders of the Subordinated Notes to the beneficial Holders of the Subordinated Notes, shall not be made as of the Distribution Record Date but rather shall be accomplished in accordance with the Subordinated Notes Indenture and the policies and procedures of DTC.

The Indenture Trustee shall not be required to give any bond, surety, or other security for the performance of its duties with respect to the administration and implementation of distributions.  Any and all distributions on account of OpCo Noteholder Unsecured Claims shall be subject to the right of the Indenture Trustee to exercise its Charging Lien for any unpaid Indenture Trustee Fees and Expenses, and any fees and expenses of the Indenture Trustee incurred in making distributions pursuant to the Plan.  The exercise of the Indenture Trustee’s Charging Lien against a distribution to recover payment of any unpaid Indenture Trustee Fees and Expenses shall not subject the Indenture Trustee to the jurisdiction of the Bankruptcy Court with respect to either the exercise of the Charging Lien or the Trustee Fees and Expenses recovered thereby.  Notwithstanding any of the foregoing, nothing herein shall be deemed to enhance, impair, waive, or extinguish any rights of the Indenture Trustee under the Subordinated Notes Indenture with respect to the Charging Lien subject to the terms of the Note Indenture.

4.             Distributions to Holders of Allowed OpCo Credit Facility Claims: Notwithstanding anything to the contrary contained herein, distributions to Holders of OpCo Credit Facility Claims on account of the OpCo Credit Facility Secured Claims and the OpCo Credit Facility Deficiency Claims shall be governed by the OpCo Credit Facility and shall be made directly to Holders of record as of the Distribution Record Date, or to another Entity (subject to Article VII.E) pursuant to the procedures set forth in Article VII.C.1, by the Reorganized OpCo Debtors or, in the discretion of the Reorganized OpCo Debtors, the Distribution Agent.  Notwithstanding anything to the contrary contained herein, the OpCo Credit Facility shall continue in effect for the purpose of enabling the Reorganized OpCo Debtors or the Distribution Agent, as applicable, to make distributions under the Plan (and for the purposes identified in Article IV.H of the Plan to the extent that the Reorganized OpCo Debtors or the Distribution Agent are to make a distribution under the Plan) on account of the OpCo Credit Facility Secured Claims and the OpCo Credit Facility Deficiency Claims.

5.             Distributions by Distribution Agents: The OpCo Debtors and the Reorganized OpCo Debtors, as applicable, shall have the authority, in their sole discretion, to enter into agreements with one or more Distribution Agents to facilitate the distributions required hereunder.  As a condition to serving as a Distribution Agent, a Distribution Agent must: (a) affirm its obligation to facilitate the prompt distribution of any documents; (b) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required hereunder; and (c) waive any right or ability to setoff, deduct from, or assert any lien or encumbrance against the distributions required hereunder that are to be distributed by such Distribution Agent.  The OpCo Debtors or the Reorganized OpCo Debtors, as applicable, shall pay to the Distribution Agents all reasonable and documented fees and expenses of the Distribution Agents without any further notice to or action, order, or approval by the Bankruptcy Court or any other Entity.  The Distribution Agents shall submit detailed invoices to the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, for all fees and expenses for which the Distribution Agent seeks reimbursement and the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, shall pay those amounts that they, in their sole discretion, deem reasonable, and shall object in writing to those fees and expenses, if any, that the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, deem to be unreasonable.  In the event that the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and expenses.  In the event that the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

6.             Compliance with Tax Requirements and Allocations: In connection with the Plan, to the extent applicable, the Reorganized OpCo Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized OpCo Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized OpCo Debtors reserve the right, in their sole discretion, to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, other spousal awards, Liens, and encumbrances.

For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

7.             Foreign Currency Exchange Rate: Except as otherwise provided in the Plan or a Final Order, as of the Effective Date, any OpCo General Unsecured Claim asserted in currency(ies) other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate as of Monday, May 5, 2008, as quoted at 4:00 p.m. (prevailing Eastern Time), mid-range spot rate of exchange for the applicable currency as published in The Wall Street Journal, National Edition, on May 6, 2008.

8.             Cash Distributions in Lieu of Reorganized OpCo Warrants: The Reorganized OpCo Debtors are permitted, in their sole discretion, in lieu of Reorganized OpCo Warrants, to provide Holders of Allowed OpCo General Unsecured Claims and Holders of Allowed OpCo Noteholder Unsecured Claims with an amount, in Cash, whereby the aggregate value of the Cash received by such Holders of Allowed OpCo General Unsecured Claims and Holders of Allowed OpCo Noteholder Unsecured Claims is equal in value, as of the Effective Date, to the value of the Reorganized OpCo Warrants that such Holders of Allowed OpCo General Unsecured Claims and Holders of Allowed OpCo Noteholder Unsecured Claims would have otherwise received pursuant to the Plan; provided, however, such Cash distributions by the Reorganized OpCo Debtors shall not exceed $300,000 in the aggregate.

9.             Fractional, De Minimis, Undeliverable, and Unclaimed Distributions:

(a)                                  Fractional Distributions: Notwithstanding any other provision of the Plan to the contrary, distributions of fractions of Reorganized OpCo Securities shall not be made, and payments of fractions of dollars shall not be required.  Whenever any payment or distribution of a fraction of a dollar or Reorganized OpCo Security under the Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or number of Reorganized OpCo Securities (up or down), with half dollars and half Reorganized OpCo Securities being rounded down.

(b)                                 Minimum / De Minimis Distributions: Notwithstanding anything herein to the contrary, distributions or payments of less than $100.00 (whether in Cash or otherwise) shall not be required.  Additionally, no Entity shall have any obligation to make a distribution on account of an Allowed Claim from the Reorganized OpCo Security Reserves or otherwise if the aggregate amount of all distributions authorized to be made from such Reorganized OpCo Security Reserves or otherwise on the Periodic Distribution Date in question is or has an economic value less than $500,000.00, unless such distribution is a final distribution.

(c)                                  Undeliverable Distributions of Cash and Reorganized OpCo Securities:

i.                                          Holding of Certain Undeliverable Distributions: If any distribution to a Holder of an Allowed Claim made in accordance herewith is returned to a Distribution Agent as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized OpCo Debtors (or their Distribution Agent) are notified in writing of such Holder’s then current address, at which time all currently due missed distributions shall be made to such Holder on the next Periodic Distribution Date.  Undeliverable distributions shall remain in the possession of the Reorganized OpCo Debtors until such time as any such distributions become deliverable.  Undeliverable distributions shall not be entitled to any interest, dividends, or other accruals of any kind.

ii.                                       Failure to Claim Undeliverable Distributions: No later than ninety days after the first Distribution Date, the Reorganized OpCo Debtors shall File with the Bankruptcy Court a list of the Holders of undeliverable distributions.  This list shall be maintained and updated periodically in the sole discretion of the Reorganized OpCo Debtors for as long as the OpCo Debtors’ Chapter 11 Cases stay open.  Any Holder of an Allowed Claim, irrespective of when a Claim becomes an Allowed Claim, that does not notify the Reorganized OpCo Debtors of such Holder’s then current address in accordance herewith within the latest of (a) 180 days after the first Distribution Date, (b) 60 days after the attempted delivery of the undeliverable distribution, or (c) 180 days after the date such

Claim becomes an Allowed Claim shall have its Claim for such undeliverable distribution discharged and expunged and shall be forever barred, estopped, and enjoined from asserting any such Claim against the Reorganized OpCo Debtors or their property.  In such cases, (a) any Reorganized OpCo Securities held for distribution on account of  such Allowed Claims shall be deemed canceled and (b) any Cash held for distribution on account of such Allowed Claims shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and become property of the Reorganized OpCo Debtors, free of any Claims of such Holder with respect thereto.  Nothing contained herein shall require the Reorganized OpCo Debtors to attempt to locate any Holder of an Allowed Claim.

iii.                                    Failure to Present Checks: Checks issued by a Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within 120 days after the issuance of such check.  In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, no later than 120 days after the issuance of such checks, the Reorganized OpCo Debtors shall File with the Bankruptcy Court a list of the Holders of any un-negotiated checks.  This list shall be maintained and updated periodically in the sole discretion of the Reorganized OpCo Debtors for as long as the OpCo Debtors’ Chapter 11 Cases stay open. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued.  Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within 180 days after the date of mailing or other delivery of such check shall have its Claim for such un-negotiated check discharged and expunged and be discharged and forever barred, estopped, and enjoined from asserting any such Claim against the Reorganized OpCo Debtors or their property.  In such cases, any Cash held for payment on account of such Claims shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and become property of the Reorganized OpCo Debtors, free of any Claims of such Holder with respect thereto.  Nothing contained herein shall require the Reorganized OpCo Debtors to attempt to locate any Holder of an Allowed Claim.

10.           Manner of Payment Pursuant to the Plan: Any payment in Cash to be made pursuant to the Plan shall be made at the election of the Reorganized OpCo Debtors by check or by wire transfer.

11.           Surrender of Canceled Instruments, Noteholder Certificates, or Other Securities: Each Holder of an Allowed OpCo Noteholder Unsecured Claim evidenced by a Certificate shall surrender such Certificate to the Indenture Trustee.  Such Certificate shall be cancelled solely with respect to the OpCo Debtors and such cancellation shall not alter the obligations or rights of any non-Debtor parties as between or among such persons pursuant to such instruments.  No distribution of property hereunder shall be made to such holder unless and until such Certificate is received by the Indenture Trustee, or the unavailability of such Certificate is established to the reasonable satisfaction of such Indenture Trustee.

12.           Lost, Stolen, Mutilated, or Destroyed Debt Securities: Any Holder of Allowed Claims or Interests evidenced by a Certificate, other than an OpCo Noteholder Unsecured Claim, that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such Certificate, deliver to the Distribution Agent, if applicable, an affidavit of loss acceptable to the Reorganized OpCo Debtors or the Distribution Agent setting forth the unavailability of the Certificate and provide such additional indemnity as may be reasonably  required by the Distribution Agent to hold the Distribution Agent harmless from any damages, liabilities, or costs incurred in treating such Holder as a Holder of an Allowed Claim or Allowed Interest.  Upon compliance with this procedure by a Holder of an Allowed Claim or Allowed Interest evidenced by such a lost, stolen, mutilated, or destroyed Certificate, such Holder shall, for all purposes pursuant to the Plan, be deemed to have surrendered such Certificate.

Any Holder of an Allowed OpCo Noteholder Unsecured Claim with respect to which the underlying Certificate has been lost, stolen, mutilated, or destroyed must, in lieu of surrendering such Certificate, deliver to the Indenture Trustee: (a) evidence satisfactory to the Indenture Trustee of the loss, theft, mutilation, or destruction; and (b) such security or indemnity as may be required by the Indenture Trustee to hold it and the OpCo Debtors and the Reorganized OpCo Debtors harmless from any damages, liabilities, or costs incurred in treating such individual as a Holder of such Certificate.  Upon compliance with this Section by a Holder of an OpCo Noteholder Unsecured Claim, such Holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Certificate.

Any Holder of an Allowed OpCo Noteholder Unsecured Claim who fails to surrender or cause the surrender of such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonable satisfactory to the Indenture Trustee prior to the second anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution under the Plan, and all property in respect of such forfeited distribution shall be subject to distribution to all other Holders of Allowed OpCo Noteholder Unsecured Claims who have duly surrendered or caused the surrender of their Certificates or reasonably established the unavailability thereof.

Any Holder of a Certificate that fails to surrender or is deemed not to have surrendered the applicable Certificate within the time prescribed in the second subparagraph of this Section will be deemed to have had its right to distributions pursuant to the Plan on account thereof discharged, and will be forever barred from asserting any such Claim against the OpCo Debtors or the Reorganized OpCo Debtors, the Indenture Trustee, or their respective property.

Notwithstanding the foregoing, if the record Holder of an Allowed OpCo Noteholder Unsecured Claim is DTC or its nominee or such other securities depository or custodian thereof, or if an OpCo Noteholder Unsecured Claim is held in book-entry or electronic form pursuant to a global security held by DTC, then the beneficial Holder of such an OpCo Noteholder Unsecured Claim shall be deemed to have surrendered such Holder’s security, note, debenture, or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

13.           Timing and Calculation of Amounts to Be Distributed: On the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of a Claim Allowed as of the Effective Date shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII.C hereof.  Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

D.                                    Claims Paid or Payable by Third Parties

1.             Claims Paid by Third Parties: The Claims and Solicitation Agent shall reduce, in full or in part, a Claim, and such Claim shall be disallowed or reduced, as applicable, without a Claim objection having to be Filed and without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, to the extent that the Holder of such Claim receives payment, either in full or in part, on account of such Claim from a party that is not an OpCo Debtor or a Reorganized OpCo Debtor.  Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not an OpCo Debtor or a Reorganized OpCo Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized OpCo Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized OpCo Debtor annualized interest at the federal judgment rate at such time on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2.             Claims Payable by Third Parties: No distributions under the Plan shall be made on account of an Allowed Claim that is payable by a third party (including, without limitation, insurance policies) until the Holder of such Allowed Claim has exhausted all remedies with respect to such third party.  To the extent that one or more third parties agrees to satisfy, in full or in part, a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be reduced or expunged, as applicable, to the extent of any agreed upon full or partial satisfaction on the Claims Register by the Claims and Solicitation Agent without a Claim objection having to be Filed and without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

E.            Compliance with Gaming Laws and Regulations: Reorganized OpCo Corporation shall not distribute Reorganized OpCo Common Stock or Reorganized OpCo Warrants to any Entity

in violation of the gaming laws and regulations in the states in which the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, operate.  Consequently, no Holder shall be entitled to receive Reorganized OpCo Common Stock or Reorganized OpCo Warrants unless and until such Holder has been licensed, qualified, found suitable, or has obtained a waiver or exemption from such license, qualification, or suitability requirements.

To the extent a Holder is not entitled to receive Reorganized OpCo Common Stock or Reorganized OpCo Warrants on the Effective Date due to a failure to comply with applicable gaming laws and regulations, Reorganized OpCo Corporation shall not distribute Reorganized OpCo Common Stock or Reorganized OpCo Warrants to such Holder, unless and until such Holder complies with applicable gaming laws and resolutions.  Until such Holder has complied with applicable gaming laws and regulations, such Holder shall not be a shareholder of Reorganized OpCo Corporation and shall have no voting rights or other rights of a stockholder or Reorganized OpCo Corporation.

If a Holder is entitled to receive Reorganized OpCo Common Stock or Reorganized OpCo Warrants under the Plan and is required, under applicable gaming laws to undergo a suitability investigation and determination and such Holder either (i) refuses to undergo the necessary application process for such suitability approval or (ii) after submitting to such process, is determined to be unsuitable to hold the Reorganized OpCo Common Stock or  the Reorganized OpCo Warrants, or withdraws from the suitability determination prior to its completion, then, in that event, Reorganized OpCo shall hold the Reorganized OpCo Common Stock or the Reorganized OpCo Warrants and (x) such Holder shall only receive such distributions from Reorganized OpCo Corporation as are permitted by the applicable gaming authorities, (y) the balance of the Reorganized OpCo Common Stock or the Reorganized OpCo Warrants to which the Holder would otherwise be entitled will be marketed for sale by Reorganized OpCo Corporation, as agent for Holder, and (z) the proceeds of any such sale shall be distributed to Holder as soon as such sale can be facilitated and subject to regulatory approval.  In addition, in the event that the applicable gaming authorities object to the possible suitability of any Holder, the Reorganized OpCo Common Stock or the Reorganized OpCo Warrants shall be distributed only to such Holder upon a formal finding of suitability.  If a gaming authority subsequently issues a formal finding that a Holder lacks suitability, or such Holder withdraws from or does not fully cooperate with the suitability investigation, then the process for the sale of that Holder’s Reorganized OpCo Common Stock or Reorganized OpCo Warrants shall be as set forth in (x), (y), and (z) above.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.            Discharge of Claims and Termination of Interests: Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in full and complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the OpCo Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability to the extent such Claims or Interests relate to services performed by employees of the OpCo Debtors prior to the Effective Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, any contingent or non-contingent or liquidated or non-liquidated liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan.  Any default by the OpCo Debtors with respect to any Claim or Interest that existed immediately prior to the Petition Date or on account of the filing of the Chapter 11 Cases shall be deemed Cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

B.            Subordinated Claims: The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Reorganized OpCo Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.  Notwithstanding anything contained herein to the contrary, the OpCo Agent and the Holders of OpCo Credit Facility Claims hereby waive any and all rights that they now have or may hereafter have against the Indenture Trustee or Holders of OpCo Noteholder Unsecured Claims under or with respect to the subordination provisions contained in the Subordinated Notes Indenture.

C.            Compromise and Settlement: Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims and Interests.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all Claims and Interests, as well as a finding by the Bankruptcy Court that such compromise or settlement is fair, equitable, reasonable, and in the best interests of the OpCo Debtors, the OpCo Estates, and Holders of Claims and Interests.

D.            Releases

1.             Releases by the OpCo Debtors:  Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the OpCo Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the OpCo Debtors, the Reorganized OpCo Debtors, and the OpCo Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the OpCo Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the OpCo Debtors, the Reorganized OpCo Debtors, or the OpCo Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the OpCo Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the OpCo Debtors the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any OpCo Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes a failure to perform the duty to act in good faith, with the care of an ordinarily prudent person and in a manner the Released Party reasonably believed to be in the best interests of the OpCo Debtors (to the extent such duty is imposed by applicable non-bankruptcy law) where such failure to perform constitutes willful misconduct or gross negligence.  The releases set forth in this paragraph shall not be given to the Yung Entities.

2.             Releases by Holders of Claims and Interests:  Except as otherwise specifically provided in the Plan or Plan Supplement, on and after the Effective Date, Holders of Claims and Interests (a) voting to accept the Plan or (b) abstaining from voting on the Plan and electing not to opt out of the release contained in this paragraph (which by definition, does not include Holders of Claims and Interests who are not entitled to vote in favor of or against the Plan), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the OpCo Debtors, the Reorganized OpCo Debtors, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of an OpCo Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the OpCo Debtors, the OpCo Debtors’ restructuring, the OpCo Debtors’ Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the OpCo Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Released Party and any OpCo Debtor, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of an OpCo Debtor, a Reorganized OpCo Debtor, or a Released Party that constitutes a failure to perform the duty to act in good faith, with the care of an ordinarily prudent person and in a manner the OpCo Debtor, the Reorganized OpCo Debtor, or the Released Party reasonably believed to be in the best interests of the OpCo Debtors (to the extent such duty is imposed by applicable non-bankruptcy law) where such failure to perform constitutes willful misconduct or gross negligence.  The releases set forth in this paragraph shall not be given to the Yung Entities.

E.            Exculpation: Except as otherwise specifically provided in the Plan or the Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Claim, obligation, Cause of Action, or liability for any Exculpated Claim, except for gross negligence or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Exculpated Parties have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the securities pursuant to the Plan, and therefore are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.  The exculpation set forth in this paragraph shall not apply to the Yung Entities.

F.            Injunction:  Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests that have been discharged pursuant to Article VIII.A, released pursuant to Article VIII.D, or are subject to exculpation pursuant to Article VIII.E are permanently enjoined, from and after the Effective Date, from: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

G.            Protections Against Discriminatory Treatment:  Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized OpCo Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized OpCo Debtors, or another Entity with whom such Reorganized OpCo Debtors have been associated, solely because one of the OpCo Debtors has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the OpCo Debtor is granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.            Setoffs:  Except as otherwise expressly provided for in the Plan, each Reorganized OpCo Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may setoff against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such OpCo Debtor or Reorganized OpCo Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized OpCo Debtor of any such Claims, rights, and Causes of Action that such Reorganized OpCo Debtor may possess against such Holder.  In no event shall any Holder of Claims be entitled to setoff any Claim against any Claim, right, or Cause of Action of the OpCo Debtor or the Reorganized OpCo Debtor, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

I.              Recoupment:  In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the OpCo Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.             Release of Liens:  Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII.C and, in the case of an Other Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged (except for Charging Liens of the Indenture Trustees with respect to bondholders to the extent the Indenture Trustee’s fees and expenses are not paid pursuant to the Plan), and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized OpCo Debtor and its successors and assigns.

K.                                    Document Retention:  On and after the Effective Date, the Reorganized OpCo Debtors may maintain documents in accordance with their current document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized OpCo Debtors.

L.                                     Reimbursement or Contribution:  If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date:  (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

A.                                    Professional Claims:

1.             Final Fee Applications: All final requests for payment of Professional Claims shall be Filed no later than the Administrative Claim Bar Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Final Orders, the Allowed amounts of the Professional Claims shall be determined by the Bankruptcy Court.

2.             Payment of Interim Amounts: Except as otherwise provided in the Plan and subject to Article IX.A.1, Professionals shall be paid pursuant to the Interim Compensation Order.

3.             Professional Fee Escrow Account: In accordance with Article IX.A.4, on the Effective Date, the Reorganized OpCo Debtors shall fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Professionals.  The Professional Fee Escrow Account shall be maintained in trust for the Professionals with respect to whom fees or expenses have been held back pursuant to the Interim Compensation Order.  The remaining amount of Professional Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized OpCo Debtors from the Professional Fee Escrow Account when such Claims are Allowed by a Final Order.  When all Professional Claims have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Reorganized OpCo Debtors.

4.             Professional Fee Reserve Amount: On or before the Effective Date, the Professionals shall estimate their Accrued Professional Compensation prior to and as of the Effective Date and shall deliver such estimate to the OpCo Debtors.  If a Professional does not provide an estimate, the Reorganized OpCo Debtors may estimate the unbilled fees and expenses of such Professional; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional.  The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount.

5.             Post-Effective Date Fees and Expenses: Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized OpCo Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation incurred by the Reorganized OpCo Debtors and incurred by the Creditors Committee in connection with those matters for which it remains in existence after the Effective Date pursuant to the Plan.  Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized OpCo Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

6.             Substantial Contribution Compensation and Expenses: Except as otherwise specifically provided in the Plan, any Entity who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to section 503(b)(3), (4), and (5) of the Bankruptcy Code must File an application and serve such application on counsel for the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the Administrative Claim Bar Date or be forever barred from seeking such compensation or expense reimbursement.

B.            Other Administrative Claims: All requests for payment of an Administrative Claim must be Filed with the Claims and Solicitation Agent and served upon counsel to the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, on or before the Administrative Claim Bar Date.  Any request for payment of an Administrative Claim pursuant to Article II.B that is not timely Filed and served shall be disallowed automatically without the need for any objection by the OpCo Debtors or the Reorganized OpCo Debtors.  The Reorganized OpCo Debtors may settle and pay any Administrative Claim in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.  In the event that any party with standing objects to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim.  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order.

ARTICLE X.

CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.                                    Conditions Precedent to Confirmation: The following are conditions precedent to Confirmation that must be satisfied or waived in accordance with Article X.C hereof:

1.             The Bankruptcy Court shall have entered a Final Order, in form and substance acceptable to the OpCo Debtors and subject to the reasonable approval of the OpCo Agent and the OpCo Lenders, approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

2.             The final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in form and substance acceptable to the OpCo Debtors and subject to the reasonable approval of the OpCo Agent and the OpCo Lenders, without prejudice to the Reorganized OpCo Debtors’ rights under the Plan to alter, amend, or modify certain of the schedules, documents, and exhibits contained in the Plan.

3.             The Confirmation Order shall be in form and substance acceptable to the OpCo Debtors and subject to the reasonable approval of the OpCo Agent and OpCo Lenders.

B.            Conditions Precedent to Consummation: The following are conditions precedent to Consummation that must be satisfied or waived in accordance with Article X.C hereof:

1.             The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order) authorizing the assumption and rejection of executory contracts and unexpired leases by the OpCo Debtors as contemplated in Article V.

2.             The OpCo Exit Facility, and all documents or agreements related thereto, shall have been executed and delivered by all of the Entities that are parties thereto, and funding pursuant to the OpCo Exit Facility shall have occurred.

3.             The OpCo Exit Facility, and all documents or agreements related thereto, shall be acceptable, in form and substance, to the OpCo Debtors and the steering committee for the OpCo Lenders.

4.             To the extent there is a Rights Offering, the OpCo Debtors shall have received the Rights Offering Payment, in Cash, net of any fees or expenses authorized by a Final Order to be paid from the Rights Offering Payment.

5.             All authorizations, consents, and regulatory approvals required for the Plan’s effectiveness shall have been obtained including, without limitation, all gaming regulatory approvals and consents.

6.             The Confirmation Order shall have become a Final Order in form and substance acceptable to the OpCo Debtors and subject to the reasonable approval of the OpCo Agent and the OpCo Lenders.

7.             The Confirmation Date shall have occurred.

8.             The Reorganized OpCo Board shall have been selected.

9.             The Litigation Trust Agreement shall have been executed and the Litigation Trust shall have been created.

10.           The appointment of at least five of the seven members of the Reorganized OpCo Board and their ability to serve as directors and perform the duties of directors on the Effective Date shall, as of the Effective Date, (a) comply with all applicable regulatory requirements and (b) have been approved, qualified, licensed, found suitable, or otherwise permitted to serve in such capacity, as applicable, by all applicable gaming authorities.

C.            Waiver of Conditions Precedent:  The OpCo Debtors or the Reorganized OpCo Debtors, as applicable, with the consent of the OpCo Agent and the OpCo Lenders, and the Creditors Committee solely with respect to Article X.B.9, may waive any of the conditions to Confirmation or Consummation set forth in Article X.A and Article X.B hereof at any time, without any notice and without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and without any formal action other than proceeding to confirm or consummate the Plan; provided, however, neither the OpCo Debtors nor the Reorganized OpCo Debtors may waive the condition to Consummation regarding gaming regulatory approvals and consents, to the extent that they are required under applicable state law.  A failure to satisfy or waive any condition to Confirmation or Consummation may be asserted as a failure of Confirmation or Consummation regardless of the circumstances giving rise to such failure (including any action or inaction by the Entity asserting such failure).  The failure of the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

D.            Effect of Non-Occurrence of Conditions to Consummation: Each of the conditions to Consummation must be satisfied or waived pursuant to Article X.C hereof, and Consummation must occur within 180 days of Confirmation, or by such later date established by Final Order.  If Consummation has not occurred within 180 days of Confirmation, then upon motion by a party in interest made before Consummation and a hearing, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such motion to vacate, the Confirmation Order may not be vacated if Consummation occurs before the Bankruptcy Court enters a Final Order granting such motion.  If the Confirmation Order is vacated pursuant to Article X.D hereof or otherwise, then except as provided in any Final Order vacating the Confirmation Order, the Plan will be null and void in all respects, including the discharge of Claims and termination of Interests pursuant to the Plan and section 1141 of the Bankruptcy Code and the assumptions, assignments, and rejections of executory contracts or unexpired leases pursuant to Article V, and nothing contained in the Plan or Disclosure Statement shall: (1) constitute a waiver or release of any Claims, Interests, Causes of Action, or Insider Causes of Action; (2) prejudice in any manner the rights of such OpCo Debtor or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking of any sort by such OpCo Debtor or any other Entity.

E.            Satisfaction of Conditions Precedent to Confirmation: Upon entry of a Confirmation Order acceptable to the OpCo Debtors (and subject to the reasonable approval of the OpCo Agent and the OpCo Lenders) each of the conditions precedent to Confirmation, as set forth in Article X.A, shall be deemed to have been satisfied or waived in accordance with the Plan.

ARTICLE XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.            Modification and Amendments: Except as otherwise specifically provided in the Plan, the OpCo Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, each of the OpCo Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such OpCo Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan, subject to the consent of the steering committee of OpCo Lenders.  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article XI.

B.            Effect of Confirmation on Modifications: Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.            Revocation or Withdrawal of Plan: The OpCo Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent chapter 11 plans.  If the OpCo Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption, assignment, or rejection of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims, Interests, Causes of Action, or Insider Causes of Action; (ii) prejudice in any manner the rights of such OpCo Debtor or any other Entity; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by such OpCo Debtor or any other Entity.

ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.             Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.             Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.             Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which an OpCo Debtor is party or with respect to which an OpCo Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including Cure or Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any executory contract or unexpired lease that is assumed; (c) the Reorganized OpCo Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V, any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.             Ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5.             Adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving an OpCo Debtor that may be pending on the Effective Date;

6.             Adjudicate, decide, or resolve any and all matters related to Causes of Action and Insider Causes of Action;

7.             Adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.             Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9.             Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.           Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.           Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.           Resolve any cases, controversies, suits, disputes, Causes of Action, or Insider Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII, and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13.           Resolve any and all cases, controversies, suits, disputes, Causes of Action, or Insider Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid;

14.           Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.           Enter an order or Final Decree concluding or closing the Chapter 11 Cases;

16.           Adjudicate any and all disputes arising from or relating to payments or distributions under the Plan;

17.           Consider any and all modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Final Order, including the Confirmation Order;

18.           Hear and determine requests for the payment or distribution on account of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.           Hear and determine any and all disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.           Hear and determine any and all disputes arising under sections 525 or 543 of the Bankruptcy Code;

21.           Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22.           Hear and determine any and all disputes involving the existence, nature, or scope of the OpCo Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

23.           Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

24.           Enforce any orders previously entered by the Bankruptcy Court; and

25.           Hear any and all other matter not inconsistent with the Bankruptcy Code.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.            Immediate Binding Effect: Subject to Article X.B and notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the OpCo Debtors, the Reorganized OpCo Debtors, and any and all Holders of Claims or Interests (irrespective of whether any such Holders of Claims or Interests failed to vote to accept or reject the Plan, voted to accept or reject the Plan, or are deemed to accept or reject the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all Non-OpCo Debtor parties to executory contracts and unexpired leases with the OpCo Debtors.

B.            Additional Documents: On or before the Effective Date, the OpCo Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The OpCo Debtors or the Reorganized OpCo Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.            Payment of Statutory Fees: All fees payable pursuant to section 1930 of title 28 of the United States Code after the Effective Date shall be paid prior to the closing of the Chapter 11 Cases when due or as soon thereafter as practicable.

D.            Dissolution of Creditors Committee: Upon the Effective Date, the Creditors Committee shall dissolve automatically (except with respect to any pending litigation or contested matter to which the Creditors Committee is a party, any appeals Filed regarding Confirmation, the resolution of any substantial contribution applications, and the resolution of applications for Professional Claims), and members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code.

E.            Reservation of Rights: Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any OpCo Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be deemed to be an admission or waiver of any rights of any OpCo Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.            Successors and Assigns: The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, if any, of such Entity.

G.                                    Service of Documents

1.             After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the OpCo Debtors or Reorganized OpCo Debtors shall be sent by overnight mail, postage prepaid to:

3930 Howard Hughes Parkway

4th Floor

Las Vegas, Nevada 89169

Attn: Chief Legal Officer or General Counsel

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attn: Marc Kieselstein, P.C. and David R. Seligman, P.C.

2.             After the Effective Date, the Reorganized OpCo Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, each such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Reorganized OpCo Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

3.             In accordance with Bankruptcy Rules 2002 and 3020(c), no later than ten business days after the date of entry of the Confirmation Order, the OpCo Debtors shall serve the Notice of Confirmation by hand, by overnight courier service, or by United States mail, first class postage prepaid, to all Entities having been served with the Confirmation Hearing Notice; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the OpCo Debtors mailed a Confirmation Hearing Notice but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the OpCo Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. To supplement the notice described in the preceding sentence, no later than twenty days after the date of the Confirmation Order, the OpCo Debtors shall publish the Notice of Confirmation once in The Wall Street Journal (National Edition).  Mailing and publication of the Notice of Confirmation in the time and manner set forth in this paragraph shall be good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice is necessary.

H.            Term of Injunctions or Stays: Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.             Entire Agreement: Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.             Governing Law:  Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the applicable OpCo Debtor or Reorganized OpCo Debtor, as applicable.

K.            Plan Supplement: All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  Except as otherwise provided in the Plan, such exhibits and documents included in the Plan Supplement shall be Filed with the Bankruptcy Court on or before the Plan Supplement Filing Date.  Upon its Filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours, at the Bankruptcy Court’s website—for a fee—at www.deb.uscourts.gov, and for free at the OpCo Debtors’ website at www.kccllc.net/tropicana.  The documents contained in the Plan Supplement are an integral part of the Plan, and entry of the Confirmation Order by the Bankruptcy Court shall constitute an approval of the Plan Supplement.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L.            Nonseverability of Plan Provisions: If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the OpCo Debtors’ consent; and (3) nonseverable and mutually dependent.

M.           Closing of Chapter 11 Cases: Each Reorganized OpCo Debtor shall promptly after the full administration of its Chapter 11 Case, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close its Chapter 11 Case.  Upon the Reorganized OpCo Debtors sending notice of such dissolution to those Entities who have Filed renewed requests to receive documents pursuant to Bankruptcy Rule 2002, any Reorganized OpCo Debtor identified in such notice as being dissolved shall be deemed dissolved under state law without further action by the Reorganized OpCo Debtors and without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

N.            Waiver or Estoppel: Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured, or not subordinated by virtue of an agreement made with the OpCo Debtors or their counsel, the Creditors Committee or its counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

O.            Conflicts and Interpretation of Plan: Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.  To the extent that a term in the Plan is ambiguous (1) prior to the Effective Date, the OpCo Debtors and the steering committee for the OpCo Lenders may jointly interpret such term in their exclusive discretion or seek clarification from the Bankruptcy Court, and (2) after the Effective Date, the Reorganized OpCo Corporation may interpret such term in its sole discretion or seek clarification from the Bankruptcy Court.

P.            Filing of Additional Documents: On or before the Effective Date, the OpCo Debtors may File with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

Q.            Intellectual Property: Nothing in this Plan (including the duration of the Interim Period) shall impair, enlarge, or in any way alter the equitable and legal rights, obligations, and defenses of the OpCo Debtors (or any Entity created in accordance with this Plan) or the LandCo Debtors (or any Entity created in accordance with the LandCo Plan, including New LandCo) regarding the Intellectual Property Rights, and all Entities reserve their rights with respect thereto.

Notwithstanding the foregoing, the action or inaction of any Entity with respect to the Intellectual Property Rights during the Interim Period shall not be used, invoked, or applied by any Entity in any proceeding to serve as the basis to enlarge, diminish, or in any way alter or affect the equitable and legal rights, obligations, and defenses of any Entity including, without limitation, through the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), naked license, unreasonable delay in asserting rights, adequate remedy at law, or laches, in any dispute regarding the Intellectual Property Rights.

During the Interim Period, and without waiving any of the foregoing rights, obligations, and defenses, the OpCo Debtors (and any Entity created in accordance with this Plan) and the LandCo Debtors (and any Entity created in accordance with the LandCo Plan, including New LandCo) agree that they shall use (i) the trademarks and service marks included in the Intellectual Property Rights only in connection with those goods and services with which such trademarks and service marks have been used historically by such Entities, and (ii) the quality of such goods and services shall be consistent with or better than the quality of the goods and services on which such trademarks and service marks have been used historically.

R.            Resolution of Louisiana Department of Revenue Objection: To resolve the objection (as amended) filed by the Louisiana Department of Revenue to Confirmation of the Plan, the following provisions concerning the treatment of Allowed Priority Tax Claims, the Bankruptcy Court’s retention of jurisdiction, the non-Debtor releases and exculpations of various Entities, and the treatment of Administrative Expense Claims shall apply to the Louisiana Department of Revenue notwithstanding anything in the Plan to the contrary:

1.             Upon the later of any Priority Tax Claim held by the Louisiana Department of Revenue becoming an Allowed Priority Tax Claim (if ever) or the Effective Date, the Louisiana Department of Revenue shall receive, in full, final, and complete satisfaction of any such Claim:  (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (b) Cash in an amount agreed to by the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, and the Louisiana Department of Revenue; provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; (c) at the option of the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, and in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim, including any interest required pursuant to section 511 of the Bankruptcy Code and any applicable non-bankruptcy law, payable in regular installment payments over a period ending not more than five years after the Petition Date; or (d) such other treatment as the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, and the Louisiana Department of Revenue may otherwise agree.

2.             The Bankruptcy Court shall retain jurisdiction over any defaults that may occur in connection with the OpCo Debtors’ failure to meet any obligations to remit payments to the Louisiana Department of Revenue on account of taxes incurred prior to the Effective Date consistent with 28 U.S.C. §§ 157 and 1334.

3.             For the avoidance of doubt, the Louisiana Department of Revenue was not entitled to vote to accept or reject the Plan on account of any Claim that, at the time of solicitation, was classified as a Priority Tax Claim, notwithstanding the rights of the OpCo Debtors or the Reorganized OpCo Debtors, as applicable, to object thereafter to the classification of any such Claim.

4.             To the extent the Louisiana Department of Revenue has any Claim for an expense of the type described in section 503(b)(1)(B) or (C) of the Bankruptcy Code, the Louisiana Department of Revenue shall not be required to file a request for the payment of such expense as a condition of its being an Allowed Administrative Expense.

Wilmington, Delaware

Dated:  November 3, 2009

TROPICANA ENTERTAINMENT, LLC (for itself and all other OpCo Debtors)

By:	/s/ Scott C. Butera
Name: Scott C. Butera
Title: President and Chief Executive Officer

EXHIBIT 1

[Intentionally Omitted]

EXHIBIT 2

Term Sheet Regarding Reorganized OpCo Warrants to

Be Issued Under the OpCo Debtors’ Plan(1)

Issuer:	Reorganized OpCo Corporation

Grantees:	Holders of OpCo Noteholder Unsecured Claims and OpCo General Unsecured Claims

Securities:	Reorganized OpCo Warrants to acquire Reorganized OpCo Common Stock, $[0.01] par value.

Number of Warrants:	An amount with notional value equal to 15% of the total shares of Common Stock to be issued to Holders of Allowed OpCo Credit Facility Secured Claims prior to any redemption.

Warrants Issued:

Except as otherwise set forth in the Plan, Holders of OpCo Noteholder Unsecured Claims and OpCo General Unsecured Claims will receive their Pro Rata share of the Reorganized OpCo Warrants on the Effective Date.

Exercise Price:

The exercise price per share of Reorganized OpCo Common Stock (the “Exercise Price”) will be $1,311 million (less (i) any AC Adjustment, defined below, and (ii) the principal amount of the Reorganized OpCo Notes) divided by the total number of shares of Common Stock to be issued to Holders of Allowed OpCo Credit Facility Secured Claims prior to any redemption.  The “AC Adjustment” will be either (i) the sum of any successful credit bid made by the Holders of Allowed OpCo Credit Facility Secured Claims pursuant to a 363 sale of the New Jersey Entities, or (ii) any proceeds distributed to Holders of Class 3 Claims pursuant to a bankruptcy of the New Jersey Entities; provided, however, that the AC Adjustment will be $0.00 if Tropicana AC becomes property of the Reorganized OpCo Debtors or a subsidiary thereof.

Term:	Reorganized OpCo Warrants will be exercisable for a four year and six month period commencing on the Effective Date.

Dilution:	Reorganized OpCo Warrants are subject to dilution by the OpCo Management and Director Equity Incentive Program and any other subsequent issuances of shares of Reorganized OpCo Common Stock.

(1)                                  Terms that are capitalized but not defined herein shall have the meaning ascribed to them in the First Amended Joint Plan of Reorganization of Tropicana Entertainment, LLC and Certain of its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code.

Voting Rights:	None until exercised.

Dividends:	None until exercised.

Treatment Under Section 1145:	The Reorganized OpCo Warrants and Reorganized OpCo Common Stock issuable upon exercise will be offered and sold pursuant to section 1145 of the Bankruptcy Code.

2

EXHIBIT 3

Term Sheet Regarding Rights Offering
Under the OpCo Debtors’ Plan(1)

Issuer:	Reorganized OpCo Corporation

Common Stock Rights Offering:

A Rights Offering of Reorganized OpCo Common Stock, $[0.01] par value, shall be made by the OpCo Debtors pursuant to, and in accordance with the terms set forth in this Rights Offering Term Sheet and the Rights Offering subscription documents (to be made available to Eligible Holders of OpCo Unsecured Claims), on or before the Rights Offering Record Date, contingent on the Tropicana AC Transfer, defined below.

Participation in Rights Offering:	Eligible Holders of OpCo Unsecured Claims may participate in the Rights Offering.

Tropicana AC Transfer Condition	The Rights Offering shall be made contingent on the Tropicana AC Transfer.

Subscription Purchase Price:	Eligible Holders of OpCo Unsecured Claims may purchase Reorganized OpCo Common Stock at the Subscription Purchase Price.

Minimum Closing Condition:	The Rights Offering is contingent on subscriptions for $100 million.

Dilution:

All shares of Reorganized OpCo Common Stock issued as of the Effective Date shall be subject to dilution by the OpCo Management and Director Equity Incentive Program and any other subsequent issuances of shares of Reorganized OpCo Common Stock.

Registration Rights:	None.

Private Placement:	The Rights Offering will be made pursuant to Section 4(2) of the Securities Act of 1933.

(1)                                  Terms that are capitalized but not defined herein shall have the meaning ascribed to them in the First Amended Joint Plan of Reorganization of Tropicana Entertainment, LLC and Certain of Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code.